Exhibit 10.1

Execution Version

CUSIP Number: 81725VAV7
Revolving Credit CUSIP Number: 81725VAW5

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

among

SENSIENT TECHNOLOGIES CORPORATION
and
CERTAIN SUBSIDIARIES OF SENSIENT TECHNOLOGIES CORPORATION,
as the Borrowers,

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, the Issuing Bank, and the Swing Line Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION,
and
ING BANK N.V., DUBLIN BRANCH,
as Co-Documentation Agents,

and

THE OTHER LENDERS PARTY HERETO

Effective Date: June 13, 2025

$400,000,000 Credit Facility

PNC CAPITAL MARKETS LLC,
and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Book Runners

EXHIBITS AND SCHEDULES

Exhibit A	Revolving Commitment Amounts and Percentages
Exhibit B	Form of Revolving Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Borrowing Certificate
Exhibit G	Form of Designation Letter
Exhibit H	Forms of U.S. Tax Compliance Certificate
Schedule 1.1	Existing Letters of Credit
Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 9.4	Notice Addresses

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is in entered into as of June 13, 2025 among SENSIENT TECHNOLOGIES CORPORATION, a Wisconsin corporation; the other Borrowers party hereto from time to time; the Lenders party hereto from time to time; and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as the Administrative Agent, the Issuing Bank, and the Swing Line Lender.

The Borrower, certain Lenders and Wells Fargo Bank, National Association (“Wells Fargo Bank”), in its capacity the administrative agent (the “Existing Administrative Agent”) entered into the Third Amended and Restated Credit Agreement dated as of May 5, 2021 (as amended, modified and supplemented and in effect immediately prior to the Effective Date, the “Existing Credit Agreement”), pursuant to which such Lenders and Wells Fargo Bank provided revolving credit and letter of credit facilities on the terms and conditions set forth therein.

Substantially contemporaneously with the effectiveness of this Agreement, Wells Fargo Bank has resigned as the administrative agent and a swing line lender pursuant to the Successor Agency Agreement, dated as of the date hereof, between Wells Fargo Bank, as administrative agent under the Existing Credit Agreement, and the Administrative Agent (the “Successor Agency Agreement”), and the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement and to appoint PNC Bank, National Association as successor Administrative Agent to Wells Fargo Bank, and as the Swing Line Lender and an Issuing Bank, on the terms and conditions hereinafter set forth and the Lenders are willing to do so and amend and restate the Existing Credit Agreement, all as provided herein.

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article.

“Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board or is inconsistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5.

“Acquisition Target” means any Person becoming a Subsidiary after the Effective Date; any Person that is merged into or consolidated with the Company or any Subsidiary after the Effective Date; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary after the Effective Date.

“Adjusted Net Worth” means, as of the date of any determination, the total of (a) the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (b) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP.

“Administrative Agent” means PNC Bank acting in its capacity as administrative agent for itself and the other Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance or a Swing Line Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 2.21.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.  Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.

“Aggregate Revolving Commitment Amount” means $400,000,000, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.22.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.3.

“Alternative Currency” means Euros, English pounds or any other currency (other than Dollars) which is (a) readily available, freely transferable and convertible into Dollars in the international interbank market, available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated, (b) requested by any Borrower and (c) acceptable to all of the Lenders (or, for purposes of any Alternative Currency Letter of Credit, any such other currency that is acceptable to the Issuing Bank), in each case as long as there is a published Daily Simple RFR or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 2.18(k) with respect thereto.

“Alternative Currency Equivalent” means, subject to Section 1.8, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to Daily Simple RFR Fundings and Letters of Credit to which a Daily Simple RFR would apply, the applicable Daily Simple RFR Lookback Day, or (ii) with respect to Eurocurrency Rate Fundings and Letters of Credit to which a Eurocurrency Rate would apply, the applicable Eurocurrency Rate Lookback Day, or otherwise with respect to Fundings to which any other interest rate option set forth in Section 2.3(c) applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Funding” means a Borrowing or any portion thereof that is made in an Alternative Currency.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Amended Credit Facility” has the meaning set forth in Section 5.9(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Company, any of its Subsidiaries, or any of their respective Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Terrorism Laws” has the meaning set forth in Section 4.20.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Facility Fee Rate	Eurocurrency Rate Margin	Daily Simple RFR Margin	Term SOFR Margin	Daily Simple SOFR Margin	Base Rate Margin

I	Less than 1.50 to 1.00	0.125%	1.00%	1.00%	1.00%	1.00%	0.00%

II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.15%	1.10%	1.10%	1.10%	1.10%	0.10%

III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.175%	1.20%	1.20%	1.20%	1.20%	0.20%

IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.20%	1.30%	1.30%	1.30%	1.30%	0.30%

V	Greater than or equal to 3.00 to 1.00	0.25%	1.50%	1.50%	1.50%	1.50%	0.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day on which the Company provides a Compliance Certificate pursuant to Section 5.1 for the most recently ended fiscal quarter of the Company; provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Effective Date and, thereafter the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide a Compliance Certificate when due as required by Section 5.1 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date. The Applicable Margin shall be effective from, and including, one Calculation Date until, but excluding, the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether (a) this Agreement is in effect, (b) any Revolving Commitments are in effect, or (c) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (iii) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 8.2. Nothing in this paragraph shall limit any other rights of the Administrative Agent, the Issuing Bank or any Lender under this Agreement or any other Loan Document.  The Borrowers’ obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder.

“Applicable Period” has the meaning provided in the definition of “Applicable Margin”.

“Approved Fund” means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of PNC Capital Markets LLC and BofA Securities, Inc., in each case in their capacities as joint lead arrangers and joint book runners, and their respective successors.

“Asset Securitization” means a sale, other transfer or factoring arrangement by the Company and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Company and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit E or any other form approved by the Administrative Agent.

“Attributable Securitization Indebtedness” means, at any time with respect to an Asset Securitization by the Company or any of its Subsidiaries, the principal amount of indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which indebtedness is without recourse to the Company or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(k)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii)  Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs without notice to the Company. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.18(i) or (k) to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Revolving Advances of such Borrowing, bearing interest at the Base Rate. Unless the context otherwise requires, the term “Base Rate Funding” shall also include any portion of the principal balance of a Swing Line Advance bearing interest at a rate based on the Base Rate.

“Base Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and Term SOFR Reference Rate, (b) Euros or Sterling, the Daily Simple RFR applicable for such Currency, and (c) Euros, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(k)(i).

“Benchmark Replacement” with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)         Where the Benchmark is Term SOFR, Daily Simple SOFR;

(2)         Where the Benchmark is EURIBOR, €STR; and

(3)      the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with Section 2.18(k)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with Section 2.18(k)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means the Company or any Designated Subsidiary.  The parties acknowledge that, as of the Effective Date, the Company is the only Borrower hereunder.

“Borrowing” means a borrowing under Section 2.1 consisting of Revolving Advances made to a Borrower at the same time by each of the Lenders severally and, in the case of any Eurocurrency Rate Funding or any Term SOFR Funding, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Funding or a Daily Simple SOFR Advance, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Funding, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) Daily Simple RFR Funding, the term “Business Day” means any such day that is also a Daily RFR Business Day.

“Calculation Date” has the meaning provided in the definition of “Applicable Margin”.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

“Cash Collateral Account” means an interest-bearing account maintained with the Administrative Agent in which funds are deposited pursuant to Section 2.7(h) or Section 7.2(c).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but excluding any non-binding recommendation of any Governmental Authority) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (as defined below), shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued. “Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010, “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Change of Control” means, with respect to any corporation, either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of such corporation or (b) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (a) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (b) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Communications” has the meaning set forth in Section 9.4(c).

“Company” means Sensient Technologies Corporation, a Wisconsin corporation, and a party to this Agreement.

“Company Guarantor Subsidiary” means a Designated Subsidiary which is party to a Guaranty which is in full force and effect and pursuant to which such Designated Subsidiary guarantees the Obligations of the Company hereunder.

“Compliance Certificate” means a certificate in substantially the form of Exhibit D, or such other form as the Company and the Administrative Agent may from time to time agree upon in writing, executed by a Responsible Officer of the Company, (a) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (b) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (c) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Conforming Changes” means, with respect to the Term SOFR, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “Daily RFR Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Priority Debt” means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items; provided that there shall be excluded from any calculation of Consolidated Priority Debt, without duplication, (a) Total Funded Debt of a Company Guarantor Subsidiary (other than Total Funded Debt of a Designated Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1), (b) Total Funded Debt of the Company or any Subsidiary secured by Liens granted to secure other senior Total Funded Debt on a pari passu basis with the Obligations, (c) the Obligations of any Designated Subsidiary and (d) Attributable Securitization Indebtedness and obligations with respect to any factoring arrangements, in each case to the extent such Attributable Securitization Indebtedness or factoring arrangement, as applicable, is permitted pursuant to Section 6.2.

“Consolidated Total Assets” means, as at any date of any determination, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company and its Subsidiaries for its most recently ended fiscal year.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.24.

“Credit Extension” means the making of any Advance or the issuance of any Letter of Credit.

“Currency” means each of Dollars and each Alternative Currency.

“Current Maturity Date” has the meaning set forth in Section 2.23.

“Daily RFR Administrator” means the SONIA Administrator or the €STR Administrator, as applicable.

“Daily RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, and (ii) Sterling, a day on which banks are open for general business in London.

“Daily Simple RFR” means, for any day (a “Daily RFR Day”), a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website;

(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Daily RFR Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable Daily RFR Administrator’s website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Daily RFR Business Day for which such RFR was published on the Daily RFR Administrator’s website; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

The Daily Simple RFR for each outstanding Daily RFR Funding shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to the Borrower. Determination by Administrative Agent of the Daily Simple RFR shall be deemed conclusive absent manifest error.

“Daily Simple RFR Advance” means a Revolving Advance which is part of a Daily Simple RFR Funding.  Unless the context otherwise requires, the term “Daily Simple RFR Advance” shall also include a Swing Line Advance which is part of a Daily Simple RFR Funding.

“Daily Simple RFR Funding” means any Borrowing, or any portion of the principal balance of the Revolving Advances of such Borrowing, bearing interest at a rate based on Daily Simple RFR.  Unless the context otherwise requires, the term “Daily Simple RFR Funding” shall also include any portion of the principal balance of a Swing Line Advance bearing interest at a rate based on Daily Simple RFR.

“Daily Simple RFR Lookback Days” means, collectively, the SONIA Lookback Day, €STR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily Simple SOFR Advance” means any Swing Line Advance bearing interest at a rate based on Daily Simple SOFR.

“Daily Simple SOFR Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 9.19, any Lender that (a) has failed to fund any portion of the Advances, Borrowings, participations in Letters of Credit or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrowers, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit (unless such writing or public statement relates to such Lender’s funding obligation hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Company), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.19) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank and each Lender.

“Designated Lender” has the meaning set forth in Section 9.20.

“Designated Subsidiary” means any Eligible Subsidiary designated for borrowing privileges under this Agreement pursuant to Section 9.2.

“Designation Letter” means a letter in the form of Exhibit G.

“Disclosed Information” has the meaning set forth in Section 8.10.

“Disqualifying Event” has the meaning set forth in Section 2.18(j).

“Dollar Equivalent” means, subject to Section 1.8, as of any date of determination, for any amount, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Bank, as applicable, from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Fundings and Letters of Credit denominated in an Alternative Currency to which the Eurocurrency Rate would apply) and the applicable Daily Simple RFR Lookback Day (for amounts relating to Daily Simple RFR Funding and Letters of Credit denominated in an Alternative Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination, or otherwise with respect to Fundings to which any other interest rate option set forth in Section 2.3(c) applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars” means United States Dollars.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis:

(a)           (i) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (ii) non-operating gains and losses (including gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other nonrecurring gains and losses);

plus

(b)           the sum of the following, to the extent deducted in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

 (i)          Interest Expense,

 (ii)         income tax expense of the Company and its Subsidiaries,

 (iii)        depreciation and amortization expense of the Company and its Subsidiaries,

 (iv)        non-cash stock compensation expenses of the Company and its Subsidiaries,

 (v)         non-cash losses, expenses and charges,

 (vi)        non-recurring and/or unusual cash losses,

 (vii)       net after tax losses from discontinued operations,

 (viii)      insurance reimbursable expenses related to liability or casualty events,

 (ix)     transaction costs relating to the consummation of this Agreement (and any amendment hereto), any acquisition permitted hereunder, any permitted investment, any permitted incurrence of indebtedness or any divestiture and restructuring charges,

 (x)        with respect to any acquisition permitted pursuant to this Agreement, demonstrable cost savings (in each case, net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 12 months following such acquisition, net of the amount of any such cost savings otherwise included, or added back, pursuant to this definition; provided that (A) such cost savings have been reasonably detailed by the Company in the applicable Compliance Certificate required by Section 5.1 and (B) if any cost savings included in any pro forma calculations based on the anticipation that such cost savings will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time any pro forma calculations required to be made under this Agreement shall not reflect such cost savings,

 (xi)       cash charges related to any restructuring with respect to the Company and/or any of its Subsidiaries, including any cash charges treated as restructuring or repositioning expense pursuant to GAAP,

 (xii)      losses resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement, and

 (xiii)    cash charges or losses incurred by the Company or any of its Subsidiaries in connection with the termination or withdrawal from a Plan,

less

(c)         the sum of the following to the extent added in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

 (i)          non-cash gains,

 (ii)         non-recurring and/or unusual cash gains,

 (iii)        net after tax gains or income from discontinued operations, and

 (iv)       gains resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement;

provided that in no event shall the aggregate amount of (x) cash items added back to EBITDA for any period, plus (y) cost savings added back to EBITDA for any period pursuant to clause (b)(x) above, exceed an amount equal to twenty percent (20%) of aggregate EBITDA for such period (calculated before giving effect to any such add backs, adjustments and cost savings).  For purposes of this Agreement, EBITDA shall be computed on a Pro Forma Basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 13, 2025.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Subsidiary” means a Subsidiary that (a) is a corporation or limited liability company, (b) is wholly-owned (directly or indirectly) by the Company, and (c) if such Subsidiary is a Foreign Subsidiary, has been expressly approved by the Administrative Agent and each Lender as a Borrower hereunder.

“Entitled Person” has the meaning set forth in Section 2.13(b).

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Erroneous Payment” has the meaning set forth in Section 8.13(a).

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate selected by the Administrative Agent in its reasonable discretion).

“€STR Administrator’s Website” means the European Central Bank’s website, at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“EURIBOR Lookback Day” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Funding for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to Euros, the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for which such EURIBOR rate was published thereon; provided further that any EURIBOR so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”); provided that if the Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.  The Eurocurrency Rate for each outstanding Eurocurrency Rate Funding shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by the Administrative Agent shall be deemed conclusive absent manifest error.

“Eurocurrency Rate Advance” means a Revolving Advance which is part of a Eurocurrency Rate Funding.

“Eurocurrency Rate Funding” means any Borrowing, or any portion of the principal balance of the Revolving Advances of such Borrowing, bearing interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Lookback Days” means, EURIBOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”.

“Eurocurrency Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Balance” has the meaning set forth in Section 7.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, the United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Obligation or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligation or Revolving Commitment (other than pursuant to an assignment request by the Company under Section 2.21) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the introductory paragraphs hereof.

“Existing Facility Additional Provision(s)” has the meaning set forth in Section 5.9(a).

“Existing Letter of Credit” means each of the letters of credit existing on the Effective Date, issued pursuant to the Existing Credit Agreement and identified on Schedule 1.1.

“Extending Lender” has the meaning set forth in Section 2.23.

“Extension” has the meaning set forth in Section 2.23.

“Extension Effective Date” has the meaning set forth in Section 2.23.

“Extension Letter” has the meaning set forth in Section 2.23.

“Facility Fee Rate” means a percentage, determined as set forth in the definition of Applicable Margin.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fee Letter” means the separate fee letter agreement dated May 14, 2025 among the Company, PNC Bank, National Association and PNC Capital Markets LLC setting forth the terms of certain fees to be paid by the Company.

“Financial Covenant” means any of the Company’s obligations set forth in Sections 6.8, 6.9 or 6.13.

“Financial Events of Default” has the meaning set forth in Section 5.9(a).

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction outside of the United States (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States, any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding” means a Base Rate Funding, a Term SOFR Funding, a Eurocurrency Rate Funding, a Daily Simple RFR Funding or an Alternative Currency Funding, as the context may require.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means, collectively, each and every guaranty (including joinders, supplements and amendments thereof or thereto) delivered by a Borrower pursuant to Section 2.19.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Increased Amount Date” has the meaning set forth in Section 2.22(a).

“Incremental Advance” has the meaning set forth in Section 2.22(a).

“Incremental Commitment” has the meaning set forth in Section 2.22(a).

“Incremental Lender” has the meaning set forth in Section 2.22(a).

“Incremental Revolving Advance” has the meaning set forth in Section 2.22(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.22(a).

“Incremental Term Commitment” has the meaning set forth in Section 2.22(a).

“Incremental Term Loan” has the meaning set forth in Section 2.22(a).

“Indemnified Liabilities” has the meaning set forth in Section 9.6.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” and “Indemnitees” has the meaning set forth in Section 9.6.

“Institutional Investor” means (a) any purchaser of a PP Note, (b) any holder of a PP Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the PP Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any PP Note.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day, to (b) Interest Expense for the period of four consecutive fiscal quarters of the Company ending on such day.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease, but excluding (a) any issuance fees relating to any PP Note issued prior to or substantially contemporaneously with the Effective Date and (b) costs and expenses incurred in connection with the consummation and administration of the Loan Documents in an aggregate amount for clauses (a) and (b) combined not to exceed $2,500,000 in any fiscal year of the Company.

“Interest Period” means the period of time selected by the Company in connection with (and to apply to) any election permitted hereunder by the Company to have Revolving Advances bear interest under a Term Rate Option.  Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one-month, three-months, or six-months.  Such Interest Period shall commence on the effective date of such Term Rate Option which shall be (i) the date of such Borrowing if the Borrower is requesting new Fundings, or (ii) the date of renewal of or conversion to a Term Rate Option if the Borrower is renewing or converting to a Term Rate Option applicable to outstanding Fundings.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Advances, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Fundings that would end after the Revolving Commitment Termination Date, (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) PNC Bank, (ii) Wells Fargo Bank, and (iii) any other Lender designated pursuant to Section 2.21, acting as the bank issuing Letters of Credit.  At any time that there is more than one Issuing Bank, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Judgment Currency” has the meaning set forth in Section 2.13(b).

“L/C Amount” means the sum of (a) the aggregate face amount of any issued and outstanding Letters of Credit, plus (b) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor effected a Borrowing.

“L/C Application” has the meaning set forth in Section 2.7(b).

“L/C Sublimit” means $20,000,000.

“Lender” means each of the Persons executing this Agreement as a Lender on the Effective Date and any other Person that becomes a Lender pursuant to the procedures set forth in Section 9.8 or otherwise, other than any Person that ceases to be a party hereto as a Lender pursuant to this Agreement.  Unless the context otherwise requires, the term “Lender” includes the Swing Line Lender.

“Lender Party” means each Lender, the Administrative Agent, each Arranger, the Swing Line Lender and the Issuing Bank.

“Lending Office” means, as to the Administrative Agent, the Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” has the meaning set forth in Section 2.7(a).

“Leverage Holiday” has the meaning set forth in Section 6.8.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) the total of (i) Total Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such day, minus (ii) an aggregate amount equal to the sum of (A) 100% of unrestricted cash and cash equivalents of the Company and its Domestic Subsidiaries as of such day, plus (B) 80% of unrestricted cash and cash equivalents of Foreign Subsidiaries as of such day, to (b) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, any L/C Application, the Fee Letter, any Guaranty, any Designation Letter, any amendments of any of the foregoing and any other document from time to time designated as such by the Company and the Administrative Agent.

“Material Acquisition” means the acquisition by the Company or one of its Subsidiaries of an Acquisition Target for aggregate cash consideration of $50,000,000 or more.

“Material Adverse Change” means a material adverse change on (a) the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its Obligations under this Agreement.

“Material Part of the Assets” has the meaning set forth in Section 6.2.

“Material Subsidiary” means, as of any date of determination, any Subsidiary accounting for (a) at least 10% of the earnings of the Company and its Subsidiaries on a consolidated basis during any period in either one of the two fiscal years of the Company immediately preceding such date of any determination or (b) at least 10% of Consolidated Total Assets during either one of the two fiscal years of the Company immediately preceding such date of determination; provided that notwithstanding the foregoing, each Designated Subsidiary and each Company Guarantor Subsidiary shall be deemed a Material Subsidiary.

“MFN Provision” means any covenant, agreement or other provision set forth in any Note Agreement or any New Credit Facility that is the same as, or similar in scope to (or the functional equivalent of), the provisions of Section 5.9.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“New Credit Facility” has the meaning set forth in Section 5.9(a).

“New Facility Additional Provision(s)” has the meaning set forth in Section 5.9(a).

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.3, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Extending Lender” has the meaning set forth in Section 2.23.

“Note” means a Revolving Note or a Swing Line Note.

“Note Agreements” means the Note Purchase Agreements entered into by the Company and the purchasers named therein dated as of May 3, 2017, November 1, 2018, May 31, 2023 and November 29, 2023, respectively, and “Note Agreement” means each and any of such agreements.

“Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which any Borrower may now or at any time hereafter owe to any Lender, the Administrative Agent, the Issuing Bank or the Arrangers, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (c) all Synthetic Lease Obligations of such Person.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.18(g) or 2.21).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Company.

“Participant” has the meaning set forth in Section 9.8(d).

“Participant Register” has the meaning set forth in Section 9.8(d).

“Patriot Act” has the meaning set forth in Section 9.18.

“Percentage” means, with respect to each Lender, the ratio of (a) that Lender’s Revolving Commitment Amount, to (b) the Aggregate Revolving Commitment Amount.  For purposes of this definition only, following the Revolving Commitment Termination Date, each Lender’s Revolving Commitment Amount shall be deemed to be such Lender’s Revolving Commitment Amount most recently in effect.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts; provided that such obligations are (or were) entered into by the Company or such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Platform” means SyndTrak Online or another similar electronic system.

“PNC Bank” means PNC Bank, National Association, its successors and assigns.

“PP Note” means a note issued pursuant to any Note Agreement.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means, with respect to any Currency, the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Priority Debt” means (a) any item of Total Funded Debt of the Company or any Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1(o), and (b) any item of Total Funded Debt of any Subsidiary (other than any item of Total Funded Debt of a wholly-owned Subsidiary owing to another wholly-owned Subsidiary).

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period, that each Specified Transaction that has been consummated during such period (and all other Specified Transactions that have been consummated by the Company or any Subsidiary during such period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the capital stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an acquisition, shall be included, (b) any retirement of Total Funded Debt and (c) any Total Funded Debt incurred or assumed by the Company or any of its Subsidiaries in connection therewith (and if such Total Funded Debt has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Total Funded Debt as at the relevant date of determination); provided that the foregoing pro forma adjustments may be applied to EBITDA solely to the extent that such adjustments (to the extent exceeding $50,000,000 with respect to any Specified Transaction) are made on a basis reasonably satisfactory to the Administrative Agent (after receipt of such related information or certificates from the Company as it deems appropriate).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.24.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.8(c).

“Related Fund” means, with respect to any holder of any PP Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Advances denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” means (a) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation other than those events as to which the 30-day notice period is waived under Section 4043(a) of ERISA, (b) a withdrawal from any Plan, as described in Section 4063 of ERISA, (c) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (d) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Lenders” means one or more Lenders having an aggregate Percentage greater than 50% of the sum of the total Revolving Outstandings and the unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Credit Extensions, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief financial officer, controller, chief accounting officer or treasurer thereof.

“Revaluation Date” means (a) with respect to each Revolving Advance bearing interest under a Term Rate Option, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to each other Revolving Advance denominated in an Alternative Currency, each date such Revolving Advance is outstanding; and (c) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Effective Date, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Advance” means an advance by a Lender to any Borrower pursuant to Section 2.1.

“Revolving Commitment” means, with respect to each Lender, that Lender’s commitment to make Revolving Advances and participate in Letters of Credit and Swing Line Advances pursuant to Article II.

“Revolving Commitment Amount” means, with respect to each Lender, the amount of the Revolving Commitment set forth opposite that Lender’s name in Exhibit A or on any Assignment and Assumption or other documentation pursuant to which such Person becomes a party to this Agreement, unless said amount is reduced pursuant to Section 2.10 or 7.2 or increased pursuant to Section 2.22, in which event it means the amount to which said amount is reduced or increased.

“Revolving Commitment Termination Date” means June 13, 2030, or the earlier date of termination in whole of the Revolving Commitments pursuant to Section 2.10 or 7.2.  The Revolving Commitment Termination Date applicable to any Lender’s Revolving Commitment shall be subject to extension as set forth in Section 2.23.

“Revolving Note” has the meaning set forth in Section 2.1.

“Revolving Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate principal balance of the Revolving Advances and Swing Line Advances then outstanding, and (b) the L/C Amount then outstanding.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Euro, €STR and (b) Sterling, SONIA.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of any comprehensive, country-wide or territory-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant Sanctions authority of any jurisdiction in which the Company or any of its Subsidiaries is organized or resident, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant Sanctions authority of any jurisdiction in which the Company or any of its Subsidiaries is organized or resident.

“SEC” means the Securities and Exchange Commission.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person, that as of the date of determination: (a) the fair market value of the property of such Person is (i) greater than the total liabilities (including contingent liabilities) of such Person, and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average selected by the Administrative Agent in its reasonable discretion).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Currency” has the meaning set forth in Section 2.13(b).

“Specified Transactions” means (a) any disposition of all or substantially all of the assets or capital stock of any Subsidiary or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole or (b) any acquisition (by merger, consolidation or otherwise) of any company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole. For purposes hereof, any of the foregoing transactions which either (i) results in $50,000,000 or more of net adjustments to EBITDA or (ii) is designated as such by the Company to the Administrative Agent in writing within ten (10) Business Days of the consummation thereof shall be deemed material to the business of the Company and its Subsidiaries as a whole.

“SPV” has the meaning provided in the definition of “Asset Securitization”.

“Standard & Poor’s” means S&P Global & Ratings Services, a division of S&P Global, Inc.

“Standard Securitization Undertakings” means, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means (a) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (b) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (c) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Substitute Lender” has the meaning set forth in Section 2.21.

“Supported QFC” has the meaning set forth in Section 9.24.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swing Line Advance” has the meaning set forth in Section 2.20.

“Swing Line Lender” has the meaning set forth in Section 2.20.

“Swing Line Note” has the meaning set forth in Section 2.20.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Rate Option” means the option of the Borrower to have Fundings bear interest at the rate and under the terms under Section 2.3(c)(i) or Section 2.3(c)(ii).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR” means, with respect to a Term SOFR Funding, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period.  If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first RFR Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Term SOFR Determination Date.  If the Term SOFR, determined as provided above, would be less than the Floor, then the Term SOFR shall be deemed to be the Floor. The Term SOFR shall be adjusted automatically without notice to the Company on and as of the first day of each Interest Period.

“Term SOFR Advance” means a Revolving Advance which is part of a Term SOFR Funding.

“Term SOFR Funding” means any Borrowing, or any portion of the principal balance of the Revolving Advances of such Borrowing, that bears interest at a rate based on Term SOFR.

“Term SOFR Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Funded Debt” of any Person means (without duplication): (a) all indebtedness of such Person for borrowed money; (b) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument; (c) all Capitalized Lease obligations of such Person; (d) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is non-recourse to such Person; (e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (f) indebtedness of such Person evidenced by bonds, notes or similar written instrument; (g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (h) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (i) guaranty obligations of such Person with respect to Total Funded Debt of another Person (including Affiliates); (j) Off-Balance Sheet Liabilities of such Person; and (k) all Attributable Securitization Indebtedness of such Person; provided that in no event shall any calculation of Total Funded Debt of the Company include (i) deferred taxes, (ii) purchase price adjustments and other deferred payments, except to the extent the amount payable is reasonably determinable and contingencies have been resolved, (iii) indebtedness that has been discharged in accordance with its terms, (iv) accrued pension costs and other employee benefit obligations arising in the ordinary course of business or (v) obligations related to customer advances received and held in the ordinary course of business.

“Transfer” has the meaning set forth in Section 6.2.

“Trigger Quarter” has the meaning set forth in Section 6.8.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(B)(3).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2          Times.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.3          Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.14.

Section 1.4          Other Definitions and Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.5          References to Agreements and Laws.

Unless otherwise expressly provided herein: (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.6          Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, SOFR, Daily Simple SOFR, any Daily Simple RFR, the Eurocurrency Rate, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.18(k), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, SOFR, Daily Simple SOFR, any Daily Simple RFR, the Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7          Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.8          Exchange Rates; Currency Equivalents.

(a)         The Administrative Agent shall determine the Dollar Equivalent amount of each extension of credit denominated in Alternative Currencies.  Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.  Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)         Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Revolving Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Revolving Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)         Notwithstanding the foregoing provisions of this Section 1.8 or any other provision of this Agreement, the Issuing Bank may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit by reference to exchange rates determined using any reasonable method customarily employed by the Issuing Bank for such purpose.

ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING COMMITMENTS AND LETTERS OF CREDIT

Section 2.1          Revolving Commitments.

Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Revolving Advances to the Borrowers from time to time during the period from the Effective Date to and including the Revolving Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Lender’s Revolving Commitment Amount, less that Lender’s Percentage (giving effect to Section 2.7(j) with respect to Letters of Credit) of the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount.  The total amount of the Revolving Advances outstanding hereunder at any time shall not exceed the Aggregate Revolving Commitment Amount minus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount.  Within the limits of each Lender’s Revolving Commitment Amount, the Borrowers may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1.  If so requested by any Lender, the obligation of any Borrower to repay Revolving Advances made by that Lender shall be evidenced by a single promissory note of such Borrower (each, a “Revolving Note”) payable to that Lender, substantially in the form of Exhibit B hereto.  The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2          Procedure for Making Revolving Advances.

(a)       Each Borrowing under Section 2.1 shall occur following written notice from a Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of a Borrower.  Each such notice or request shall specify (i) the identity of the applicable Borrower (if other than the Company), (ii) the date of the requested Borrowing, (iii) the amount thereof, (iv) if any portion of such Borrowing will be comprised of Term SOFR Advances or Eurocurrency Rate Advances, the Interest Period selected by the applicable Borrower with respect thereto, and (v) if such Borrowing will be made in an Alternative Currency, the Alternative Currency in which such Borrowing will be made; provided that all Revolving Advances denominated in Euros shall be Eurocurrency Rate Advances.  Such notice or request must be received by the Administrative Agent not later than 11:00 a.m. (A) on the same Business Day as each Base Rate Funding, (B) in the case of a Term SOFR Funding, at least three (3) Business Days before such Term SOFR Funding, (C) in the case of a Daily Simple RFR Funding (other than a Swing Line Advance) denominated in any Alternative Currency, at least four (4) Business Days before such Daily Simple RFR Funding, and (D) in the case of a Eurocurrency Rate Funding least four (4) Business Days before such Eurocurrency Rate Funding.  Concurrent with any such notice or request, the applicable Borrower shall deliver to the Administrative Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b).  Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to be comprised of Term SOFR Advances, Daily Simple RFR Advances, Eurocurrency Rate Advances or is be made in an Alternative Currency, the close of business on the day that the request is received, the Administrative Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Revolving Advance with respect thereto, and, if applicable, the Interest Period selected by the applicable Borrower.  Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall remit its Percentage of the requested Borrowing to the Administrative Agent in immediately available funds. So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to be comprised of Term SOFR Advances, Daily Simple RFR Advances or Eurocurrency Rate Advances, the close of business on the day that the request is received, that Lender will make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Administrative Agent shall disburse such funds by crediting the same to the applicable Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the applicable Borrower may from time to time agree. The Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided that any portion of such Borrowing comprised of Term SOFR Advances, Daily Simple RFR Advances or Eurocurrency Rate Advances shall be in the amount of $2,000,000 or an integral multiple of $500,000 greater than $2,000,000. The applicable Borrower shall promptly confirm each telephonic request for a Revolving Advance by executing and delivering an appropriate confirmation certificate to the Administrative Agent. However, the Borrowers shall be obligated to repay all Revolving Advances for which any Borrower actually received the moneys (including but not limited to all Revolving Advances the proceeds of which were deposited in any account of a Borrower) or in respect of which the Administrative Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for a Revolving Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct. Notwithstanding the foregoing or any other provision hereof, Borrowings which are not denominated in Dollars (and continuations, payments and prepayments thereof) may be made in such amounts and increments in the applicable Alternative Currency as may from time to time be prescribed by or acceptable to the Administrative Agent acting reasonably.

(b)         Notwithstanding the foregoing, any Lender may fund all or any portion of its Revolving Advances to be made as a part of the initial Credit Extension on the Effective Date by way of a continuation or rollover of all or a portion of its “Revolving Advances” under the Existing Credit Agreement pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

Section 2.3          Interest.

(a)         The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.

(b)         Except as set forth in this Section, the principal balance of each Revolving Advance shall bear interest at a rate per annum equal to the Base Rate plus the Base Rate Margin.

(c)        The principal balance of each (i) Eurocurrency Rate Funding shall bear interest at the Eurocurrency Rate applicable thereto during the Interest Period applicable thereto plus the applicable Eurocurrency Rate Margin, (ii) Term SOFR Funding shall bear interest at Term SOFR applicable thereto during the Interest Period applicable thereto plus the Term SOFR Margin, and (iii) Daily Simple RFR Funding shall bear interest at the applicable Daily Simple RFR plus the applicable Daily Simple RFR Margin.

(d)         At the election of a Borrower, which may be exercised from time to time, a Borrower may request in writing or by telephone to (i) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Funding in a principal amount equal to $2,000,000 or any whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Fundings then outstanding) into one or more Term SOFR Fundings, (ii) upon the expiration of any Interest Period therefor, (A) convert all or any part of any outstanding Term SOFR Fundings in a principal amount equal to $2,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Fundings then outstanding) into a Base Rate Funding or (B) continue any Term SOFR Funding as a Term SOFR Funding, and (iii) upon the expiration of any Interest Period therefor, continue any Eurocurrency Rate Funding as a Eurocurrency Rate Funding.  Whenever a Borrower desires to convert or continue a Funding as provided above, such Borrower shall give the Administrative Agent irrevocable notice as set forth above (x) in the case of a Funding denominated in Dollars, prior to 11:00 a.m. at least three (3) Business Days before the day on which a proposed conversion or continuation of such Funding is to be effective, and (y) in the case of a Funding that is to be a part of a Eurocurrency Rate Funding, prior to 11:00 a.m. at least four (4) Business Days before the day on which a proposed continuation of such Funding is to be effective, in each case, specifying (I) the Funding to be converted or continued, and, in the case of any Eurocurrency Rate Funding to be continued or Term SOFR Funding to be converted or continued, the last day of the Interest Period therefor, (II) the effective date of such conversion or continuation (which shall be a Business Day), (III) the principal amount and Currency of such Funding to be converted or continued, and (IV) in the case of any Eurocurrency Rate Funding to be continued or Term SOFR Funding to be continued or converted, the Interest Period to be applicable to such continued Eurocurrency Rate Funding or such converted or continued Term SOFR Funding, as applicable.  If a Borrower fails to deliver a timely notice or request with respect to a Term SOFR Funding prior to the end of the Interest Period therefor, then, unless such Term SOFR Funding is repaid as provided herein, such Borrower shall be deemed to have selected that such Term SOFR Funding shall automatically be converted to a Base Rate Funding denominated in Dollars at the end of such Interest Period.  If a Borrower requests a continuation of a Eurocurrency Rate Funding or a conversion to, or continuation of, Term SOFR Funding, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, (x) in no event shall more than ten different Interest Periods for all Fundings be outstanding at any one time as to all Borrowers combined, (y) in no event may a Borrower select an Interest Period extending beyond the Revolving Commitment Termination Date, and (z) no Revolving Advance denominated in any Currency may be converted into a Revolving Advance denominated in a different Currency.

(e)         If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurocurrency Rate Funding, Daily Simple RFR Funding, Term SOFR Funding or Daily Simple SOFR Advance outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurocurrency Rate Funding, Daily Simple RFR Funding, Term SOFR Funding or Daily Simple SOFR Advance to a Base Rate Funding in an amount equal to the Dollar Equivalent of such portion of the applicable Eurocurrency Rate Funding, Daily Simple RFR Funding, Term SOFR Funding or Daily Simple SOFR Advance, as applicable. Any such Advance shall be applied to the prepayment of that Lender’s portion of such Eurocurrency Rate Funding, Daily Simple RFR Funding, Term SOFR Funding or Daily Simple SOFR Advance, as applicable, but (i) no amount shall be required to be paid under Section 2.16 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the Obligations, no interest shall be due and payable with respect to such Revolving Advance until the end of the applicable Interest Period.

(f)         Unless the Borrowers repay an Alternative Currency Funding on the expiration of the Interest Period applicable thereto in the applicable Alternative Currency (whether through a new Borrowing in the applicable Alternative Currency or otherwise), the outstanding principal balance of such Alternative Currency Funding shall be converted from the applicable Alternative Currency to Dollars on the expiration of such Interest Period. Upon any such conversion to Dollars, the Dollar Equivalent resulting from such conversion (as determined by the Administrative Agent) shall be deemed a Borrowing by the applicable Borrower from the Lenders hereunder consisting of Revolving Advances by each Lender in proportion to their shares of the corresponding Alternative Currency Funding. The principal balance of such Borrowing shall initially bear interest at the Base Rate, but the rate of interest that applies to such Borrowing may be converted in accordance with Section 2.3(d).

(g)         If, as a result of any conversion of an Alternative Currency Funding to Dollars pursuant to Section 2.3(f) or Section 2.18(h) or any conversion of the Lenders’ reimbursement obligation with respect to any Alternative Currency Letter of Credit pursuant to Section 2.7, the sum of the Dollar Equivalent of all Revolving Outstandings exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall on demand by the Administrative Agent repay the amount of such excess, together with interest thereon from the date of such conversion until payment at the Base Rate.

Section 2.4          Limitation of Revolving Outstandings.

If at any time (as determined by the Administrative Agent acting reasonably, based upon the Dollar Equivalent of all Revolving Outstandings), (a) solely because of currency fluctuation, the outstanding principal amount of all Revolving Advances plus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds one hundred and three percent (103%) of the Aggregate Revolving Commitment Amount or (b) for any other reason, the outstanding principal amount of all Revolving Advances plus the sum of all then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds the Aggregate Revolving Commitment Amount, then, in each such case, the Administrative Agent shall so notify the Company in writing and such notice shall include a reasonably detailed calculation of the excess amount, and, within two Business Days following the receipt of such notice by the Company, the Company shall do, or cause to be done, any of the following (or any combination of the following) solely to the extent necessary for the Dollar Equivalent of all Revolving Outstandings not to exceed the Aggregate Revolving Commitment Amount: the Company shall, or shall cause another Borrower to, as applicable, (i) repay outstanding Swing Line Advances (and/or reduce any pending request for a borrowing of such Swing Line Advances submitted in respect of such Swing Line Advances on such day) in whole or in part, (ii) repay outstanding Revolving Advances which are Base Rate Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such Base Rate Fundings submitted in respect of such fundings on such day) in whole or in part, (iii) repay outstanding Revolving Advances which are Term SOFR Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part, (iv) repay outstanding Alternative Currency Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part or (v) with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders (such cash collateral to be applied in accordance with Section 2.7(j)), and the Dollar Equivalent of such cash collateral shall be applied towards reduction of any excess of the Dollar Equivalent of all Revolving Outstandings over the Aggregate Revolving Commitment Amount.

Section 2.5          Principal and Interest Payment Dates.

(a)          Interest. Interest accruing on each Base Rate Funding and each Daily Simple RFR Funding shall be due and payable on the last day of each March, June, September and December and on the Revolving Commitment Termination Date, and, after the Revolving Commitment Termination Date, upon demand.  Interest accruing on each Eurocurrency Rate Funding and each Term SOFR Funding shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, on the last day of the Interest Period and on the Revolving Commitment Termination Date, and, after the Revolving Commitment Termination Date, upon demand.

(b)        Principal of Revolving Advances. The principal balance of the Revolving Advances shall be due and payable in full on the Revolving Commitment Termination Date.

Section 2.6          Default Rates.

Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin, the Eurocurrency Rate Margin, the Daily Simple RFR Margin, the Daily Simple SOFR Margin, the Term SOFR Margin and the Facility Fee Rate. Inclusion of such default increment in calculating the Base Rate Margin, the Eurocurrency Rate Margin, the Daily Simple RFR Margin, the Daily Simple SOFR Margin, the Term SOFR Margin and the Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.

 Section 2.7          Letters of Credit.

(a)          Any Borrower may from time to time request that the Issuing Bank issue one or more letters of credit (each, together with each Existing Letter of Credit, a “Letter of Credit”) for the account of that Borrower.  No Letter of Credit shall be issued if (i) the Dollar Equivalent of the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Revolving Advances and the Swing Line Advances then outstanding, would exceed the Aggregate Revolving Commitment Amount, or (ii) the Dollar Equivalent of the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

(b)       At least three days prior to the issuance of each Letter of Credit, the applicable Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank (each, an “L/C Application”).

(c)        Each Letter of Credit shall be denominated in Dollars or an Alternative Currency specified by the applicable Borrower in its application and reimbursement agreement.

(d)         Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Lenders, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance or renewal, as applicable, or ending later than five Business Days prior to the Revolving Commitment Termination Date; provided that a Letter of Credit may have a term extending for up to one year after the Revolving Commitment Termination Date subject to the requirement that the Borrowers either provide cash collateral in an amount equal to the L/C Amount of such Letter of Credit pursuant to Section 2.7(h) or cause a “back to back” standby letter of credit satisfactory to the Issuing Bank to be provided to the Issuing Bank at or prior to the date that is thirty days prior to the Revolving Commitment Termination Date.

(e)         A letter of credit fee shall be due and payable to the Administrative Agent for the benefit of the Lenders in connection with each Letter of Credit. The letter of credit fee payable with respect to each standby Letter of Credit shall be computed at an annual rate equal to the Daily Simple SOFR Margin in effect from time to time, applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. The letter of credit fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to one half (50%) of the Daily Simple SOFR Margin in effect on the issuance date, applied to the initial face amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. In addition to the applicable letter of credit fee, a fronting fee shall be due and payable to the Administrative Agent for the account of the Issuing Bank in connection with each Letter of Credit, in the amount specified in the Fee Letter. In addition, the Borrowers shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letter and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. Notwithstanding the foregoing, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any letter of credit fees pursuant to this Section 2.7(e) otherwise payable to the account of such Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 2.7(k), but instead, the Borrowers shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.7(j), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(f)        The Borrowers shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Revolving Commitment Termination Date), together with interest at the Base Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full. The Issuing Bank shall provide notice to the Company or the applicable Borrower of payment of the draft within one Business Day of such payment. The Issuing Bank may (at its option) charge any deposit account maintained by any Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit. Unless the Borrowers make such payment with respect to an Alternative Currency Letter of Credit in the applicable Alternative Currency on the same Business Day as the day of payment of such draft by the Issuing Bank, the Borrowers’ obligation to pay the amount of such draft shall be converted from the applicable Alternative Currency to Dollars following such payment by the Issuing Bank.

(g)         Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each Lender pay such Lender’s Percentage of the unreimbursed amount (which amount shall, in the case of an Alternative Currency Letter of Credit, have been converted to Dollars as set forth in Section 2.7(f)). Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Overnight Bank Funding Rate. After making any payment to the Issuing Bank under this Section 2.7(g) in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrowers or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Lender its Percentage of such reimbursement. At the option of the Administrative Agent, payment by the Lenders hereunder may be deemed a Revolving Advance.

(h)        Unless otherwise agreed by each Lender in writing, the Borrowers shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Revolving Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account. Such deposit shall be made (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

(i)          From and after the Effective Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(j)        During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire or fund participations in Letters of Credit pursuant to this Section 2.7, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Advances of that Lender.  Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(k)        Notwithstanding anything to the contrary contained in this Section 2.7, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder (it being understood that arrangements pursuant to Section 2.7(j) or cash collateralizing such Defaulting Lender’s Percentage of the liability with respect to such Letter of Credit shall be deemed satisfactory to the Issuing Bank). On demand by the Issuing Bank or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Percentage of the outstanding L/C Amount on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Percentage of outstanding Letters of Credit. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.7.

(l)          Notwithstanding anything to the contrary contained in this Section 2.7, the Issuing Bank shall at no time be obligated to issue any Letter of Credit hereunder if the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

Section 2.8          Facility Fee.

(a)         The Company shall pay to the Administrative Agent, for the benefit of the Lenders, a facility fee computed each day from the Effective Date through the Revolving Commitment Termination Date (and thereafter so long as there shall be any Revolving Outstandings) at an annual rate equal to the Facility Fee Rate in effect on such day applied to the Aggregate Revolving Commitment Amount (whether used or unused) hereunder (or, as applicable, applied to the remaining Revolving Outstandings after the Revolving Commitment Termination Date); provided that for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any such facility fee (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)         The facility fee set forth in this Section 2.8 shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Revolving Commitments. Any facility fees remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on that date and any facility fees accruing thereafter shall be payable upon demand.

Section 2.9          Other Fees.

The Borrowers shall pay to (a) the Administrative Agent, for the benefit of the Lenders, the upfront fee set forth in the Fee Letter, (b) the Administrative Agent and PNC Capital Markets LLC, for their own respective accounts and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter and (c) such other fees as shall have been separately agreed in writing, in the amounts and at the times so specified.

Section 2.10        Termination or Reduction of the Revolving Commitments.

The Company shall have the right at any time and from time to time upon three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) permanently to terminate the Revolving Commitments in whole or permanently to reduce the Revolving Commitment Amounts in part, without penalty or premium; provided that (a) the Revolving Commitments may not be terminated while any Revolving Advance, Swing Line Advance or L/C Amount remains outstanding, (b) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (c) any partial reduction of the Revolving Commitment Amounts shall be pro rata as to each Lender in accordance with that Lender’s Percentage, and (d) no reduction shall reduce the Revolving Commitment Amounts to an amount less than the sum of the aggregate Revolving Outstandings (after giving effect to any prepayments of Revolving Advances and Swing Line Advances to be made on or prior to the effective date of such reduction) at the time.

Section 2.11        Voluntary Prepayments.

The Borrowers may prepay the Revolving Advances in whole or in part, without penalty or premium, at any time and from time to time; provided that (a) any such prepayment shall be applied pro rata to the prepayment of each Lender’s Revolving Advances, (b) any prepayment of the full amount of the Revolving Advances shall include accrued interest thereon, (c) any prepayment of any Eurocurrency Rate Funding, Daily Simple RFR Funding or Term SOFR Funding shall be accompanied by compensation as specified in Section 2.16, (d) any prepayment of any (i) Term SOFR Funding shall be made only upon three (3) Business Days’ prior notice, (ii) Daily Simple RFR Funding shall be made only upon four (4) Business Days’ prior notice, and (iii) Eurocurrency Rate Funding shall be made only upon four (4) Business Days’ prior notice and (e) each such prepayment (other than prepayment of the Revolving Advances in full) shall be in the principal amount of $1,000,000 or an integral multiple of $500,000.  Each partial prepayment of principal on the Revolving Advances shall be applied, first, to any then-existing Base Rate Funding, and second, ratably to any then-existing Eurocurrency Rate Fundings, Term SOFR Fundings and Daily Simple RFR Fundings and, in the case of Eurocurrency Rate Fundings and Term SOFR Fundings, in inverse order of the maturities of the Interest Periods applicable thereto.

Section 2.12        Computation of Interest and Fees.

All interest on Base Rate Fundings and all Daily Simple RFR Fundings accruing based on Sonia will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

 Section 2.13        Payments.

(a)         All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate. All payments of principal and interest on any Advance shall be made in Dollars, except that Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be repaid in that same Alternative Currency or converted as set forth in Section 2.7(f). Payments received after noon on any day shall be deemed received on the next succeeding Business Day. Subject to Section 9.8(c), the Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and the Administrative Agent in the ordinary course of business. Each Borrower hereby authorizes the Administrative Agent to charge against any demand deposit account the Borrowers maintain with the Administrative Agent an amount equal to the accrued interest and fees from time to time due and payable to the Lender Parties under the Notes or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

(b)       If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers with respect to any such sum due from it to the Administrative Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.

(c)       Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Advances or funded participations in Swing Line Advances or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Advances or funded participations in Swing Line Advances or Letters of Credit were made at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Revolving Advances of, and funded participations in Swing Line Advances or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Advances of, or funded participations in Swing Line Advances or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.14        Payment on Non-Business Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.

Section 2.15        Use of Advances and Letters of Credit.

The proceeds of each Borrowing, each Swing Line Advance and each Letter of Credit, shall be used by the Borrowers for their general corporate purposes (including commercial paper backup) or as otherwise permitted pursuant to Section 5.8.

Section 2.16        Funding Indemnification.

The Borrowers shall, in addition to other amounts payable hereunder, also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that Lender’s Eurocurrency Rate Fundings, Daily Simple RFR Fundings or Term SOFR Fundings which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or applicable interest payment date, as applicable, or if a Borrowing or prepayment in whole or in part of a Eurocurrency Rate Funding, Daily Simple RFR Funding or a Term SOFR Funding fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the London or other applicable interbank market to fund that portion of the principal balance whether or not that Lender actually did so.

Section 2.17        Taxes.

(a)         Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(b)         Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)        Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f)        Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Borrower:

(A)        any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)       FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)         Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18        Increased Costs; Benchmark Availability; Illegality.

(a)          Increased Costs Generally. If any Change in Law binding on or applicable to any Lender or the Issuing Bank shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, such Lender or the Issuing Bank, as the case may be;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on such Lender or the Issuing Bank, as the case may be, or the London or other applicable offshore interbank market any other condition, cost or expense (other than any taxes) affecting this Agreement, Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, as the case may be, that complies with Section 2.18(c), the Borrowers shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time within ten Business Days following written request of such Lender or the Issuing Bank, as the case may be, that complies with Section 2.18(c), the Borrowers shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. Any request from any Lender or the Issuing Bank for payment of additional amounts pursuant to Section 2.18(a) or (b) shall include certification (i) that one of the events described in Section 2.18(a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts requested by such Lender or the Issuing Bank, as the case may be, and a reasonably detailed explanation of the calculation thereof. A certificate of a Lender or the Issuing Bank complying with the immediately preceding sentence and setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.18(a) or (b) and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, neither any Lender nor the Issuing Bank shall make demand for payment of increased costs under this Section 2.18 unless such Lender or the Issuing Bank, as the case may be, is generally imposing such increased costs on its similarly situated customers.

(d)        Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          [Reserved].

(f)          Limitation on Obligations of Company. Notwithstanding anything to the contrary in this Section 2.18, if a Lender changes its applicable Lending Office (other than (i) pursuant to Section 2.18(g) or (ii) after an Event of Default under Section 7.1(a), (h) or (i) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Company to become obligated to pay any additional amount or compensation under this Section 2.18, the Company shall not be obligated to pay such additional amount.

(g)         Designation of a Different Lending Office. If any Lender requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or requests compensation under Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)          Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i)          the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that:

(A)        Daily Simple SOFR, Daily Simple RFR, the Eurocurrency Rate or Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(B)        with respect to any Funding denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(ii)       with respect to any Eurocurrency Rate Funding or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Funding, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii)       with respect to any Term RFR Funding or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Term RFR Funding, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iv)      the Required Lenders have determined that for any reason in connection with any request for a Eurocurrency Rate Funding or a Term SOFR Funding or a conversion thereto or continuation thereof, the Eurocurrency Rate or Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Fundings during the applicable Interest Period, or that the Daily Simple SOFR or Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining any Fundings, as applicable, and  the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 2.18(j).

(i)          Illegality. If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Advance to which any interest rate applies, or the determination or charging of interest rates based upon any applicable interest rate has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 2.18(j).

(j)        Administrative Agent and Lender’s Rights. In the case of any event specified in Section 2.18(h) above, the Administrative Agent shall promptly notify the Lenders and the Company thereof, and in the case of an event specified in Section 2.18(i) above, the applicable Lender or Lenders shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Company.

(i)         Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender or Lenders, in the case of such notice given by such Lender or Lenders, to allow the Company to select, convert to, renew, or continue a Funding under the affected interest rate in each such Currency shall be suspended (to the extent of the affected interest rate, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Company, or such Lender or Lenders shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s or Lenders’, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii)       Upon a determination by Administrative Agent under Section 2.18(h), (a) if a Borrower has previously notified the Administrative Agent of its selection of, conversion to, or renewal of an affected interest rate, and such interest rate has not yet gone into effect, such notification shall (i) with regard to any such pending request for Advances denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of a Base Rate Funding otherwise available with respect to such Advances in the amount specified therein and (ii) with regard to any such pending request for Advances denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected interest, or the applicable Interest Periods), (b) any outstanding affected Funding denominated in Dollars shall be deemed to have been converted into Base Rate Funding immediately or, in the case of Term SOFR Fundings, at the end of the applicable Interest Period, and (c) any outstanding affected Fundings denominated in an Alternative Currency shall, at the Borrower’s election, either be converted into Base Rate Fundings denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Fundings, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Eurocurrency Rate Fundings, at the end of the applicable Interest Period; provided, however that absent notice from the applicable Borrower of conversion or prepayment, such Funding shall automatically be converted to Base Rate Fundings (in an amount equal to the Dollar Equivalent of such Alternative Currency).

(iii)          (iii)       If any Lender notifies the Administrative Agent of a determination under Section 2.18(i), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 9.6, as to any Funding of the Lender to which an affected interest rate applies, on the date specified in such notice either convert such Funding to a Base Rate Funding (which shall be, with respect to Fundings denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Fundings in accordance with Section 2.11.  Absent due notice from the Borrower of conversion or prepayment, such Funding shall automatically be converted to a Base Rate Funding (which shall be, with respect to Fundings denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

(k)          Benchmark Replacement Setting.

(i)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document and any agreement executed in connection with a Swap Contract shall be deemed not to be a “Loan Document” for purposes of this clause (k) , if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (3) of the definition of “Benchmark Replacement”, such Benchmark Replacement.

(ii)       Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(k)(iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18(k), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.18(k).

(iv)     Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)      Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Funding bearing interest based on or with reference to such Benchmark or conversion to or continuation of Funding bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Funding or conversion to Funding denominated in Dollars (in the case of Fundings denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) bearing interest under the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.19        Guarantees.

(a)       Delivery of Subsidiary Guaranties. Concurrent with the designation by the Company of any Subsidiary as a “Designated Subsidiary” pursuant to Section 9.2, the Company (subject to Section 2.19(c)) will deliver to the Administrative Agent (i) a guaranty (or joinder to a guaranty previously delivered pursuant to this Section 2.19(a)), executed by such Subsidiary, in form and substance satisfactory to the Administrative Agent, guarantying payment by such Designated Subsidiary of all Obligations of all other Borrowers, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary, in form and substance satisfactory to the Administrative Agent, (A) certifying that the execution, delivery and performance of such guaranty or joinder have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (C) certifying the names of the officers of such Subsidiary that are authorized to sign that guaranty or joinder and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty and joinder, in form and substance satisfactory to the Administrative Agent.

(b)         Company Guaranty. In addition, concurrent with the designation by the Company of the initial “Designated Subsidiary” under Section 9.2, if any, the Company will deliver to the Administrative Agent (i) a guaranty, executed by the Company, in form and substance satisfactory to the Administrative Agent, guarantying payment by the Company of all Obligations of all other present and future Borrowers, (ii) a certificate of the secretary or other appropriate officer of the Company, in form and substance satisfactory to the Administrative Agent, (A) certifying that the execution, delivery and performance of that guaranty have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (C) certifying the names of the officers of the Company that are authorized to sign that guaranty and (iii) an opinion of counsel to the Company, opining as to the due execution, delivery and enforceability of such guaranty, in form and substance satisfactory to the Administrative Agent.

(c)        Foreign Borrowers: Non-Liability for Domestic Borrowings. Notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower that is a Foreign Subsidiary shall have any obligation or liability hereunder or under the Guaranty (i) on account of any borrowings by any Borrower other than such Foreign Subsidiary or (ii) under Section 9.6 on account of the actions or inactions of any Borrower other than such Foreign Subsidiary, in each case to the extent that (A)(1) such obligation or liability in respect of the Obligations of such other Borrower or Borrowers is prohibited by applicable law governing such Foreign Subsidiary or (2) the Company has reasonably determined that such obligation or liability in respect of the Obligations of such other Borrower or Borrowers would have a material adverse tax consequence for the Company or any Subsidiary (including any material consequence arising from the operation of Section 956 of the Code) and (B) in either case, the Company has so indicated in the applicable Designation Letter. To the extent that at the time any Foreign Subsidiary becomes a Designated Subsidiary, the circumstances in clause (A)(1) or (A)(2) above are applicable to such Foreign Subsidiary with respect to any other Borrower or Borrowers and the Company has so indicated in the applicable Designation Letter, (x) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of all other Borrowers, such Foreign Subsidiary shall not be obligated to execute the Guaranty and (y) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of only certain other Borrowers, such Foreign Subsidiary shall be obligated to execute the Guaranty or a joinder thereto on terms which limit such Foreign Subsidiary’s guarantee thereunder to the Obligations of the Borrower or Borrowers as to which such circumstances do not apply. The Administrative Agent is authorized from time to time in connection with the designation of new Designated Subsidiaries to consent to and enter into such amendments or modifications of the Guaranty as it deems appropriate to assure that no Foreign Subsidiary which is a Borrower is obligated under the Guaranty in respect of the Obligations of any other Borrower as to which the circumstances in clause (A)(1) or (A)(2) above are applicable in the case of such Designated Subsidiary. The Company agrees that from time to time in connection with the designation of new Designated Subsidiaries it shall cause pre-existing Designated Subsidiaries to execute such amendments or modifications of the Guaranty as the Administrative Agent deems appropriate to assure that each Designated Subsidiary is liable under the Guaranty for the Obligations of all other Borrowers as to which the circumstances in clause (A)(1) or (A)(2) above are not applicable in the case of such Designated Subsidiary.

Section 2.20        Swing Line.

(a)           In order to accommodate the Company’s need for short-term revolving credit, PNC Bank (in such capacity, the “Swing Line Lender”) may, from time to time and in its sole discretion, make advances in Dollars or Alternative Currencies to the Company on the terms and subject to the conditions set forth in this Section (each, a “Swing Line Advance”). Swing Line Advances may be made during the period from the Effective Date through and including the Revolving Commitment Termination Date.

(b)          The maximum aggregate principal amount of Swing Line Advances that may be outstanding at any given time shall be $50,000,000; provided that the sum of the Swing Line Advances plus the aggregate amount of Revolving Advances outstanding under Section 2.1 and the L/C Amount shall never exceed the Aggregate Revolving Commitment Amount.

(c)         Each Swing Line Advance shall occur following written or telephonic request to Administrative Agent (which shall promptly remit such notice to the Swing Line Lender) from any person purporting to be authorized to request Advances on behalf of the Company. Each such notice or request must be received by the Administrative Agent (i) no later than 4:00 p.m. on the Business Day on which a Swing Line Advance denominated in Dollars is to occur or (ii) no later than 10:00 a.m. two (2) Business Days on which a Swing Line Advance denominated in an Alternative Currency is to occur.  Each notice or request and shall specify (A) that the Company is requesting a Swing Line Advance, (B) the aggregate amount thereof, and (C) the requested Currency of such Swing Line Advance.  Prior to the close of business on the requested date of Borrowing of each Swing Line Advance, the Swing Line Lender shall disburse the Swing Line Advance by making a Swing Line Advance available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent, which shall promptly credit the same to the Company’s demand deposit account maintained with the Administrative Agent or in such other manner as the Swing Line Lender, the Administrative Agent and the Company may from time to time agree in writing. The Swing Line Lender shall have no obligation to, and shall not, disburse any Swing Line Advance if any condition set forth in Article III has not been satisfied on the day of the requested Swing Line Advance. Each Swing Line Advance or repayment thereof made in Dollars shall have no minimum borrowing or repayment requirement.  Each Swing Line Advance or repayment thereof made in an Alternative Currency shall be in the Alternative Currency Equivalent to $250,000, or an integral multiple thereof (or such other amount as the Swing Line Lender may agree).

(d)         Each Swing Line Advance denominated in Dollars shall bear interest on each day at an annual rate equal to Daily Simple SOFR in effect on such day, plus the applicable Daily Simple SOFR Margin on such day.  Each Swing Line Advance denominated in an Alternative Currency shall bear interest on each day at an annual rate equal to Daily Simple RFR in effect on such day, plus the applicable Daily Simple RFR Margin on such day.

(e)           Interest on the Swing Line Advance shall be due and payable on the last Business Day of each calendar month and on the Revolving Commitment Termination Date, and, after the Revolving Commitment Termination Date, upon demand. shall be payable on any date on which such Swing Line Advance is repaid or prepaid, whether due to Section 2.20(g), acceleration or otherwise, and on the Revolving Commitment Termination Date.

(f)          The Swing Line Advances made by the Swing Line Lender shall, at the option of the Swing Line Lender, be evidenced by and repayable in accordance with a single promissory note of the Company (the “Swing Line Note”) payable to the Swing Line Lender, substantially in the form of Exhibit C hereto.

(g)         The Company shall repay the then-outstanding principal of the Swing Line Advances in full on the Revolving Commitment Termination Date. The Company may use the proceeds of a Revolving Advance made pursuant to Section 2.1 to repay any Swing Line Advance.

(h)         The Swing Line Lender may at any time and from time to time (whether before or after the occurrence of an Event of Default), by notice to the Administrative Agent not later than 1:00 p.m. on any Business Day, request that the Lenders refund the then-outstanding Swing Line Advances by making Revolving Advances to the Company pursuant to Section 2.1 in an aggregate principal amount equal to the then outstanding principal amount of all Swing Line Advances plus interest accrued thereon to and including the date of such notice and request. Upon receiving such notice and request, and in any event not later than 2:00 p.m. on the date of the notice and request, the Administrative Agent shall notify each Lender of the amount of the requested Borrowing, that the proceeds of the Borrowing are to be used to repay a Swing Line Advance and of the amount of each Lender’s Revolving Advance with respect thereto. Unless one of the events described in Sections 7.1(h) or (i) shall have occurred with respect to the Company, then subject to the provisions of Section 2.20(j) below, so long as a Lender receives such notice from the Administrative Agent prior to 2:00 p.m. on the date the requested Borrowing is to occur (which, in the case of Swing Line Advances denominated in Alternative Currencies, shall be no sooner than four (4) Business Days from the date such notice is provided to the Lenders), each Lender shall make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the requested date of Borrowing. Prior to the close of business on the same day, the Administrative Agent will disburse the Borrowing by crediting the same to the account of the Swing Line Lender. Any Revolving Advances made by Lenders pursuant to this Section 2.20(h) shall initially bear interest at (x) with respect to any such Revolving Advances denominated in Dollars, at the Base Rate, but the rate of interest that applies to such Revolving Advances may be converted pursuant to Section 2.3(d), and (y) with respect to any such Revolving Advance denominated in an Alternative Currency, at the rate set forth for such Alternative Currency in Section 2.3(c), and such Revolving Advances shall in all other respects be treated in the same manner as Revolving Advances made pursuant to Section 2.1. Each Lender acknowledges and agrees that its obligation to refund Swing Line Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article III.

(i)        The Company may prepay any Swing Line Advance on the Business Day it is made or on any subsequent Business Day; provided that, with respect to Swing Line Advances denominated in an Alternative Currency, each such prepayment shall be in the Alternative Currency Equivalent of $250,000, or an integral multiple thereof (or such other amount as the Swing Line Lender may agree or, if less, the entire then-outstanding amount of all Swing Line Advances in such Alternative Currency).

(j)          In the event that one of the Events of Default described in Section 7.1(h) or (i) shall have occurred, the Administrative Agent shall immediately notify the Swing Line Lender and the Lenders, and, if any Swing Line Advances or interest thereon is outstanding on such day it receives notice, each Lender will purchase from the Swing Line Lender an undivided participation interest in such Swing Line Advances and interest thereon in an amount equal to its Percentage of such Swing Line Advances. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a loan participation certificate, dated the date of receipt of such funds and in such amount. Thereafter, the Swing Line Lender shall make no further Swing Line Advances, any payments received directly by the Swing Line Lender with respect to the Swing Line Advances shall be treated as excess payments subject to Section 8.4, and all other payments made by the Company shall be applied in the manner required by Section 8.2.

(k)         Any Swing Line Advances that are outstanding on the Revolving Commitment Termination Date shall be paid in full on such date, with all accrued interest.

(l)          No Borrower other than the Company may borrow any Swing Line Advance.

Section 2.21        Substitution of Lender.

Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(e) or a claim for compensation under Section 2.17 or 2.18, or if any Lender shall be a Defaulting Lender, a Non-Consenting Lender or a Non-Extending Lender, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s, Defaulting Lender’s, Non-Consenting Lender’s or Non-Extending Lender’s, as applicable, Advances and Revolving Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s, Defaulting Lender’s, Non-Consenting Lender’s or Non-Extending Lender’s, as applicable, Advances and Revolving Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) above shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld). Any transfer of Advances or Revolving Commitments pursuant to this Section 2.21 shall be made in accordance with Section 9.8, and the Affected Lender, Defaulting Lender, Non-Consenting Lender or Non-Extending Lender, as applicable shall be entitled to payment in full of the principal amount of its outstanding Advances, all accrued interest thereon, and all accrued fees to the date of such transfer. Upon the receipt by the Company from the Issuing Bank of a claim for compensation under Section 2.17 or 2.18, the Company may elect to replace the Issuing Bank as such by designating another Lender (which has consented to such designation) to act as the Issuing Bank, whereupon such other Lender shall act as the Issuing Bank and have the rights and obligations of the Issuing Bank; provided that (i) such replacement shall not diminish or impair the rights of the replaced Issuing Bank or the obligations of the Borrowers and the other Lenders relative to Letters of Credit issued by the replaced Issuing Bank prior to its replacement and (ii) the new Issuing Bank shall not have the rights or obligations of the “Issuing Bank” relative to Letters of Credit issued by its predecessor Issuing Bank.

Section 2.22        Increase of Aggregate Revolving Commitment Amount; Incremental Term Loans.

(a)       So long as no Default or Event of Default has occurred and is continuing, the Company may by written notice to the Administrative Agent, propose to increase the Aggregate Revolving Commitment Amount (any commitment for any such increase, an “Incremental Revolving Commitment”) and/or add one or more incremental term loan facilities (any commitment for any such term loan facility, an “Incremental Term Commitment”; any Incremental Term Commitment or any Incremental Revolving Commitment, an “Incremental Commitment”), in each case, in an amount not less than $10,000,000 and integral multiples of $5,000,000 in excess thereof; provided that the aggregate amount of all Incremental Commitments extended after the Effective Date shall in no event exceed $150,000,000.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Incremental Commitment shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to Administrative Agent. The Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Lender, to provide an Incremental Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide an Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(i)            no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Commitment;

(ii)        any loan made pursuant to an Incremental Revolving Commitment (each an “Incremental Revolving Advance”) shall be a “Revolving Advance” for all purposes hereof and shall be subject to the same terms and conditions as the Revolving Advances, and shall be guaranteed to the same extent as the other Credit Extensions on a pari passu basis;

(iii)        any advance made pursuant to an Incremental Term Commitment (each, an “Incremental Term Loan”; any Incremental Term Loan or any Incremental Revolving Advance, an “Incremental Advance”) shall be guaranteed to the same extent as the other Credit Extensions on a pari passu basis and shall be on terms and conditions otherwise satisfactory to the Company and the Administrative Agent; provided that (A) any such Incremental Term Loan shall not mature earlier than the Revolving Commitment Termination Date or the maturity date for any other Incremental Term Loan outstanding immediately prior to the applicable Increased Amount Date, (B) the weighted average life to maturity of any such Incremental Term Loan shall be no shorter than the then-remaining weighted average life to maturity of any other Incremental Term Loan outstanding immediately prior to the applicable Increased Amount Date, (C) subject to clauses (A) and (B) above, the amortization schedule applicable to any such Incremental Term Loan shall be determined by the Company, the Administrative Agent and the applicable Lenders, and (D) the interest rate margin, OID or up-front fees (if any) and interest rate floors (if any) applicable to any such Incremental Term Loan will be determined by the Company, the Administrative Agent and the applicable Lenders;

(iv)      any such Incremental Commitments shall be effected pursuant to one or more agreements in form and substance satisfactory to the Administrative Agent and the Borrowers and be executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Lenders (which agreement or agreements may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22); and

(v)       the Company shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the Governing Board of the Company (or the Finance Committee thereof, if such committee is authorized to act on behalf of the Governing Board of the Company) authorizing such Incremental Advances (for the avoidance of doubt, it being understood and agreed that the resolutions duly adopted by the Governing Board of the Company (or the Finance Committee thereof, if such committee is authorized to act on behalf of the Governing Board of the Company) delivered pursuant to Section 3.1(c) which authorize such Incremental Advances shall be sufficient as to the Company so long as such resolutions are certified as of the applicable Increased Amount Date as remaining in full force and effect)) reasonably requested by the Administrative Agent in connection with any such transaction.

(b)         In connection with the establishment of any Incremental Revolving Commitments, the outstanding Revolving Advances and Percentages of Swing Line Advances and L/C Amounts will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the applicable Incremental Lenders) in accordance with their revised Percentages (and the Lenders (including the applicable Incremental Lenders) agree to make all payments and adjustments necessary to effect such reallocation and the Company shall pay any and all costs required pursuant to Section 2.16 in connection with such reallocation as if such reallocation were a repayment).

(c)         On any Increased Amount Date on which any Incremental Commitment becomes effective, each Incremental Lender with an Incremental Commitment shall become a Lender hereunder with respect to such Incremental Commitment. Thereafter it shall be entitled to the same voting rights as the existing Lenders and shall be included in any determination of the Required Lenders.  The Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d)         In no event shall the Company make more than three requests for Incremental Commitments pursuant to this Section 2.22.

Section 2.23        Extension.

(a)         The Company may, by sending a request for an extension, in form and substance satisfactory to the Administrative Agent (any such request, an “Extension Letter”), to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each Lender), request that each Lender extend (any such extension, an “Extension”) the Revolving Commitment Termination Date then-applicable to such Lender’s Revolving Commitment (with respect to such Lender, such Lender’s “Current Maturity Date”) for one year from such Lender’s Current Maturity Date; provided that no more than two Extensions shall become effective pursuant to this Section 2.23 during the term of this Agreement.  Any such Extension Letter shall set forth the date on which such Extension is requested to become effective (such date for such Extension, the “Extension Effective Date”), which Extension Effective Date shall be not less than ten Business Days nor more than sixty days after the date the Administrative Agent receives such Extension Letter (or such longer or shorter period of time as the Administrative Agent may agree in its sole discretion).

(b)        Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given promptly after such Lender’s receipt of an Extension Letter, advise the Administrative Agent whether or not such Lender agrees to such Extension (each Lender that determines not to so extend its Current Maturity Date being referred to herein as a “Non-Extending Lender”).  The election of any Lender to agree to such Extension shall not obligate any other Lender to so agree.  For the avoidance of doubt, each Non-Extending Lender shall be required to maintain its original Revolving Commitment pursuant to the terms and conditions contained herein to and including such Lender’s Current Maturity Date.

(c)          The Administrative Agent shall notify the Company of each Lender’s determination pursuant to Section 2.23(b).

(d)         If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Current Maturity Date (each, an “Extending Lender”) shall be more than 50% of the Aggregate Revolving Commitment Amount in effect immediately prior to the applicable Extension Effective Date, then, subject to the satisfaction of the conditions set forth in Section 2.23(f), effective as of the applicable Extension Effective Date, the Current Maturity Date of each Extending Lender shall be extended to the date falling one year after the Current Maturity Date of such Extending Lender.

(e)        Subject to the satisfaction of the minimum extension requirement in Section 2.23(d) and the other conditions to the effectiveness of any such Extension set forth in Section 2.23(f), the Company shall have the right (but not the obligation), in its sole discretion, to, no later than the date that occurs sixty days following the applicable Extension Effective Date, to elect to replace any Non-Extending Lender pursuant to Section 2.21 (provided that any Person replacing a Non-Extending Lender has agreed to the applicable Extension).

(f)          Notwithstanding the foregoing, no Extension shall be effective unless: (i) on the applicable Extension Effective Date, and after giving effect thereto, (A) no Default or Event of Default shall exist or be continuing; and (B) the representations and warranties contained in Article IV are correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change), except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall remain correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) as of such earlier date; (ii) the Administrative Agent shall have received a certificate from the secretary or assistant secretary of the Company certifying that attached thereto is a resolution duly adopted by the Governing Board of the Company (or the Finance Committee thereof, if such committee is authorized to act on behalf of the Governing Board of the Company) authorizing such Extension; (iii) the Administrative Agent and each Extending Lender shall have received such other documents (including “know your customer” information) as the Administrative Agent or such Extending Lender may reasonably deem necessary or advisable in connection with the Extension; and (iv) each Borrower shall have delivered to the Administrative Agent, and directly to any Extending Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulation).

(g)         Any Extension shall be effected pursuant to one or more agreements in form and substance satisfactory to the Administrative Agent and the Company and executed and delivered by the Borrowers, the Administrative Agent and the applicable Extending Lenders (which agreement or agreements may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23).

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1          Conditions to Effectiveness and Initial Credit Extensions.

The effectiveness of this Agreement and the obligation of the Lenders to consummate this Agreement and to make or participate in the initial Credit Extension is subject to the delivery of the below documents, each in form and substance satisfactory to the Administrative Agent, and the satisfaction of the other conditions below:

(a)         This Agreement, duly executed by the Company, the Administrative Agent, each Lender, the Issuing Bank, and the Swing Line Lender.

(b)         Any Notes requested by any Lenders pursuant to Section 2.1 or Section 2.20, properly executed on behalf of the Company.

(c)        A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company (or the Finance Committee thereof, if such committee is authorized to act on behalf of the Governing Board of the Company), and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(d)         A certificate from the president or a Responsible Officer of the Company to the effect that (i) all of the representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) on the Effective Date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall remain correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) as of such earlier date, and (ii) no event has occurred and is continuing, or would result from any Credit Extension being made on the Effective Date, which constitutes a Default or an Event of Default.

(e)         A certificate of good standing of the Company from the Secretary of State of its jurisdiction of incorporation, dated not more than ten days before the Effective Date.

(f)      Signed copies of opinions of counsel to the Company, addressed to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent.

(g)        All existing indebtedness of the Company and its Subsidiaries under the Existing Credit Agreement (except contingent reimbursement obligations in respect of the Existing Letters of Credit) shall be substantially contemporaneously paid in full, it being understood that with respect to any “revolving advances” existing under the Existing Credit Agreement, such payment may be satisfied as contemplated by Section 2.2(b).

(h)         The Successor Agency Agreement, executed by Wells Fargo Bank, in its capacity as the administrative agent under the Existing Credit Agreement, the Administrative Agent and the Borrower.

(i)       The Company shall have paid all fees required to be paid as of the Effective Date under this Agreement or the Fee Letter, including fees of counsel for the Administrative Agent for which a statement has been received.

(j)       Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extensions.

(k)         A Beneficial Ownership Certification in relation to the Company (or a certification that the Company qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulation) to any Lender requesting the same.

Without limiting the generality of the provisions of Section 8.6, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 3.2          Additional Conditions Precedent to Credit Extensions to Designated Subsidiaries.

The obligation of the Lender Parties to provide any Credit Extension to any Designated Subsidiary is subject to the further condition precedent that the Administrative Agent shall have received, on or before the day of the first Credit Extension to such Designated Subsidiary, all of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a)          A Designation Letter, duly executed by such Designated Subsidiary and the Company.

(b)       A certificate of an appropriate officer (or individual performing the function thereof) of such Designated Subsidiary (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of such Designated Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Designated Subsidiary, together with such copies, and (iii) certifying the names of the officers of such Designated Subsidiary who are authorized to sign the Designation Letter and other documents contemplated hereunder, together with the true signatures of such officers.

(c)         A certificate of good standing (or equivalent certificate or confirmation, in each case to the extent available in the applicable jurisdiction) of such Designated Subsidiary, dated not more than ten days before such date.

(d)          A signed copy of an opinion of counsel for such Designated Subsidiary, addressed to the Administrative Agent and the Lenders, opining as to the due execution, delivery and enforceability of the Loan Documents to which such Designated Subsidiary is a party and as to such other matters as the  Administrative Agent may reasonably request.

(e)           To the extent not previously delivered, such documents as are required by Section 2.19(a).

(f)         Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extension to such Designated Subsidiary.

(g)         A Beneficial Ownership Certification in relation to such Designated Subsidiary (or a certification that such Designated Subsidiary qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulation) to any Lender requesting the same.

Section 3.3          Conditions Precedent to All Credit Extensions.

The obligation of the Lender Parties to provide any Credit Extension is subject to the further conditions precedent that on the date of such Credit Extension:

(a)         The representations and warranties contained in Article IV are correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) on and as of the date of such Credit Extension as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall remain correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) as of such earlier date; provided that the representations and warranties set forth in Section 4.6 and Section 4.15 shall only be made with respect to the initial Credit Extension on the Effective Date.

(b)       The Borrower requesting such Credit Extension has delivered to the Administrative Agent a certificate in the form of Exhibit F hereto, duly executed by a person authorized to request Credit Extensions on behalf of that Borrower.

(c)         No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders as follows:

Section 4.1          Corporate Existence and Power.

The Company and its Subsidiaries are each duly organized or incorporated (as applicable), validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization (as applicable), and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Change. The Company has (and, upon becoming a Borrower hereunder, each Designated Subsidiary will have) all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2          Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrowers of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) require any consent or approval of the equityholders of any Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (b) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the Organizational Documents of any Borrower, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.

Section 4.3          Legal Agreements.

This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4          Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the Effective Date and of the percentage of the ownership of the Company or any other Subsidiary in each as of the Effective Date. Except as otherwise indicated on Schedule 4.4, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and non-assessable.

Section 4.5          Financial Condition; Accuracy of Disclosure.

The Company has heretofore furnished to the Administrative Agent the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2024. Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Company to the Lender Parties, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  As of the Effective Date, all of the information included in any Beneficial Ownership Certification delivered hereto is true and correct.

Section 4.6          Adverse Change.

There has been no Material Adverse Change between December 31, 2024 and the Effective Date.

Section 4.7          Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change.

Section 4.8          Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (a) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal cannot reasonably be expected to result in a Material Adverse Change and (b) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9          Regulation U.

Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10        Taxes.

The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all material federal and all material state and local Taxes required to be withheld and paid by them. The Company and its Subsidiaries have each filed all federal, state and local Tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Change.  Neither any transaction contemplated by the Loan Documents, nor any transaction to be carried out in connection with any transaction contemplated thereby, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

Section 4.11         Burdensome Restrictions.

Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change. Neither the Company nor any Subsidiary is a party to any presently effective agreement that, if entered into after the Effective Date, would constitute a breach of Section 6.7.

Section 4.12        Titles and Liens.

The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.

Section 4.13        ERISA.

The present value of all accumulated benefit obligations under each under-funded Plan (based on FASB No. 87 assumptions) did not, as of the date of the most recent financial statements reflecting such amounts, hereafter, exceed by more than $20,000,000 the fair market value of the assets of such under-funded Plan allocable to such accrued benefits, and no liability to the Pension Benefit Guaranty Corporation or the IRS has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary except to the extent that any such circumstance could not reasonably be expected to result in a Material Adverse Change.

Section 4.14         Investment Company Act.

No Borrower is, and no Borrower will at any time be, an “investment company,” as such term is defined in the Investment Company Act.

Section 4.15         Solvency.

On the Effective Date and after giving effect to the transactions to occur on the Effective Date, the Company and its Subsidiaries, taken as a whole, are Solvent.

Section 4.16         Swap Obligations.

Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17        Insurance.

The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.

Section 4.18        Compliance with Laws.

The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.

Section 4.19        No Contractual Default.

Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) result in a Material Adverse Change.

Section 4.20        Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws; Sanctions.

Neither the Company nor any Subsidiary nor any of their respective officers or directors (a) is in violation in any material respect of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) any applicable Sanctions (collectively, the “Anti-Terrorism Laws”) or (b) is a Sanctioned Person. No part of the proceeds of any Credit Extension hereunder will be unlawfully used directly or knowingly indirectly to fund any operations of or in, finance any investments or activities of or in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent, the Issuing Bank or the Swing Line Lender) of any Anti-Terrorism Laws.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and, to their knowledge, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 4.21        Affected Financial Institutions.

Neither Company nor any Subsidiary is an Affected Financial Institution.

ARTICLE V
AFFIRMATIVE COVENANTS OF THE COMPANY

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Revolving Commitment or L/C Amount shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1          Financial Statements.

The Company will deliver to the Administrative Agent (for further distribution to each Lender):

(a)         As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b)         As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c)        Concurrent with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.

(d)        Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.

(e)       Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.

(f)         As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a Responsible Officer of the Company of the steps being taken by the Company to cure the effect of such event.

(g)        Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $20,000,000 or in the imposition of a Lien, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(h)        Promptly upon their receipt, copies of (i) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $20,000,000.

(i)          All notices required to be delivered under Section 9.14.

(j)        Promptly, notice of any change in the information in any Beneficial Ownership Certification delivered pursuant hereto that would result in a change to the list of beneficial owners identified therein (or, if applicable, any Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).

(k)       Promptly upon the reasonable request of the Administrative Agent or any Lender, any information or documentation requested for purposes of complying with the Beneficial Ownership Regulation.

(l)         Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address of www.sensient.com or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender if the Administrative Agent or such Lender, as the case may be, requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (B) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2          Books and Records; Inspection and Examination.

The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section 5.2), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (a) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (b) at all other times, the Administrative Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.

Section 5.3          Compliance with Laws.

The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the non-compliance with which would effect a Material Adverse Change. In addition, and without limiting the foregoing sentence, the Company will (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be a Sanctioned Person, (b) not use or permit the use of the proceeds of any Credit Extension in a manner inconsistent with the second sentence of Section 4.20 and not repay any Credit Extension with funds derived from any unlawful activity and (c) comply, and cause each Subsidiary to comply, with all Anti-Terrorism Laws in all material respects.

Section 5.4          Payment of Taxes and Other Claims.

The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local Taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.

Section 5.5          Maintenance of Properties.

The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided that nothing in this Section 5.5 shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (a)(i) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (ii) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (b) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6          Insurance.

The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

Section 5.7          Preservation of Corporate Existence.

The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (a) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (b) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.

Section 5.8          Use of Proceeds.

The Company will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for working capital and other general corporate purposes (including for the purpose of refinancing the Existing Credit Agreement and/or for the support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.

Section 5.9          Most Favored Lender Status.

(a)        If after the Effective Date the Company or any Subsidiary (i) enters into any amendment or other modification of any Note Agreement (such amendment or modification, and the applicable Note Agreement as amended or modified thereby, an “Amended Credit Facility”) or (ii) enters into any new credit facility, whether with commercial banks or other Institutional Investors pursuant to a credit agreement, note purchase agreement or other like agreement under which the Company or any Subsidiary may incur Total Funded Debt in an amount equal to or greater than $50,000,000 (or the equivalent in the relevant currency) (in any such case, a “New Credit Facility”), that in either case results in one or more additional or more restrictive (than those contained in this Agreement) financial covenants (it being understood and agreed that for purposes of this Section 5.9, any reference to a “financial covenant” shall include (x) any covenant restricting the Company or any of its Subsidiaries from creating, issuing, assuming, guaranteeing, incurring or otherwise becoming liable with respect to priority debt, and (y) the applicable defined terms used in any such financial covenant or priority debt covenant) (or events of default which are the functional equivalent of financial covenants (including the applicable defined terms used in such events of default, “Financial Events of Default”)) being contained in any such Amended Credit Facility or New Credit Facility, as the case may be (such additional or more restrictive financial covenants or Financial Events of Default, as the case may be, in the case of an Amended Credit Facility, the “Existing Facility Additional Provision(s)” and in the case of a New Credit Facility, the “New Facility Additional Provision(s)”; and such financial covenants and Financial Events of Default shall be an Existing Facility Additional Provision(s) or New Facility Additional Provision(s) only to the extent not already included herein, or if already included herein, only to the extent more restrictive than the analogous covenants or events of default included herein), than the terms of this Agreement, without any further action on the part of the Company, any Subsidiary, the Administrative Agent or any of the Lenders, will unconditionally be deemed on the effective date of such Amended Credit Facility or New Credit Facility, as the case may be, to be automatically amended to include the Existing Facility Additional Provision(s) or such New Facility Additional Provision(s), as the case may be, and any event of default in respect of any such additional or more restrictive financial covenant(s) or Financial Events of Default so included herein shall be deemed to be an Event of Default under Section 7.1(b) (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default), subject to all applicable terms and provisions of this Agreement, including all rights and remedies exercisable by the Administrative Agent and the Lenders.

(b)          If after the date of execution of any Amended Credit Facility or a New Credit Facility, as the case may be, any one or more of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the corresponding Amended Credit Facility or New Credit Facility, as applicable, then and in such event any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) theretofore included in this Agreement pursuant to the requirements of Section 5.9(a) shall then and thereupon automatically and without any further action by any Person be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 5.9(b) to the same extent as the exclusion, termination, loosening, tightening of other amendment or modification thereof under the Amended Credit Facility or New Credit Facility; provided that if a Default or Event of Default shall have occurred and be continuing by reason of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) at the time any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 5.9(b) the prior written consent thereto of the Required Lenders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided, further, that in any and all events, the covenant(s) or event(s) of default (and related definitions) constituting any financial covenant and Financial Events of Default contained in this Agreement as in effect on the Effective Date (and as amended otherwise than by operation of this Section 5.9(b)) shall not in any event be deemed or construed to be excluded, loosened or relaxed by operation of the terms of this Section 5.9(b) and only any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) shall be so excluded, terminated, loosened, tightened, amended or otherwise modified pursuant to the terms hereof.

(c)          The Company shall notify the Administrative Agent of the inclusion or amendment of any financial covenants or Financial Events of Default by operation of Section 5.9 and from time to time, upon request by the Administrative Agent or the Required Lenders, promptly execute and deliver at its expense (including the reasonable and documented fees and expenses of the Administrative Agent) an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent evidencing that, pursuant to this Section 5.9, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.

(d)        The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company, any co-obligor or any Subsidiary as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to any Amended Credit Facility or New Credit Facility, as the case may be, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the Lenders.

(e)         Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall only be required to comply with this Section 5.9 during such time that any Note Agreement (including any Amended Credit Facility) or any New Credit Facility contains an MFN Provision that does not have a provision similar to this Section 5.9(e).

Section 5.10        Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

The Company will, and will cause each Subsidiary to, maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Revolving Commitment or L/C Amount shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:

Section 6.1          Liens.

The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:

(a)          Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

(b)         materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4;

(c)       pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(d)        zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;

(e)         purchase money Liens upon or in property acquired after the Effective Date; provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order;

(f)        Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto;

(g)           Liens (other than of the type described in Section 6.1(e)) securing any indebtedness for borrowed money in existence on the Effective Date and listed in Schedule 6.1;

(h)          Liens securing any refinancing of indebtedness secured by the Liens described in Sections 6.1(e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto;

(i)            Liens granted by any Subsidiary in favor of the Company or any wholly-owned Subsidiary;

(j)           Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if such licenses relate to either (A) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (B) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries;

(k)           possessory Liens in favor of lessors or sublessors of properties leased or subleased by the Company or any of its Subsidiaries to such Persons;

(l)          (i) Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 6.2; and (ii) Liens created on assets transferred pursuant to a factoring arrangement with a third party not an Affiliate of the Company, to the extent such factoring arrangement is permitted pursuant to Section 6.2;

(m)          Liens that are contractual rights of set-off or similar rights (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements (including conditional sale, title retention, consignment, bailment or similar arrangements) entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(n)         Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of funds received by the Company or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more Subsidiaries to collect and remit those funds to such third parties, or (v) in favor of credit card companies pursuant to agreements therewith; and

(o)         Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of Adjusted Net Worth.

Section 6.2          Sale of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (each a “Transfer”) all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person, other than: (a) in the ordinary course of business; (b) any transfer of an interest in accounts or notes receivable pursuant to either (i) an Asset Securitization, or (ii) a factoring arrangement with a third party not an Affiliate of the Company; provided that (A) at least 80% of the proceeds of transfers pursuant to such factoring arrangement are paid in cash and (B) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of such factoring arrangement; provided, further, that the aggregate amount of (1) all Attributable Securitization Indebtedness with respect to transfers under clause (b)(i) of this Section 6.2 and (2) the amount of related indebtedness which would be outstanding if all factoring arrangements described in clause (b)(ii) of this Section 6.2 were treated as a secured lending arrangement shall not at any time exceed $175,000,000; and (c) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets.  For purposes hereof, “Material Part of the Assets” means assets (x) which, together with all other assets (in each case valued at net book value) previously Transferred during the twelve-month period then ending (other than pursuant to clauses (a) through (c) above), exceed 10% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year, or (y) which, together with all other assets (in each case valued at net book value) previously Transferred (other than pursuant to clauses (a) through (c) above) during the period from the Effective Date to and including the date of the Transfer of such assets exceed 30% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year of the Company; provided that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (I) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 6.5 and having a fair market value (as determined in good faith by the Company) at least equal to that of the assets so disposed of or (II) the prepayment on a pro rata basis of Total Funded Debt of the Company determined, in the case of any Total Funded Debt of the Company denominated in a currency other than Dollars, on the basis of the exchange rate published in The Wall Street Journal on the second Business Day before the date of the applicable notice of prepayment.

Section 6.3          Consolidation and Merger.

The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided that the restrictions contained in this Section 6.3 shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, (b) a wholly-owned Subsidiary with the Company, so long as the Company is the legally surviving entity, or (c) a wholly-owned Subsidiary with another wholly-owned Subsidiary.

Section 6.4          Hazardous Substances.

The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.5          Restrictions on Nature of Business.

The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are engaged on the Effective Date.

Section 6.6          Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (b) any transaction with any Affiliate for which the total aggregate consideration or payments in respect of such transaction do not exceed $500,000.

Section 6.7          Restrictive Agreements.

The Company will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Company, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

Section 6.8          Leverage Ratio.

The Company will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter of the Company, to be greater than 3.50 to 1.00; provided that if a Material Acquisition is consummated within such fiscal quarter (any such fiscal quarter designated as such by the Company in writing to the Administrative Agent being a “Trigger Quarter”), then the Leverage Ratio may be greater than 3.50 to 1.00 but shall not exceed 4.00 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters of the Company (each such four quarter period, a “Leverage Holiday”); provided, further, that (a) following a Leverage Holiday, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Leverage Ratio has returned to less than or equal to 3.50 to 1.00 as of the last day of at least one full fiscal quarter of the Company following the preceding Trigger Quarter, (b) the Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the end of the fourth fiscal quarter next following the initial Trigger Quarter and (c) there shall be no more than two (2) Leverage Holidays during the term of this Agreement.

Section 6.9          Interest Coverage Ratio.

The Company will not permit the Interest Coverage Ratio, determined as at the last day of each fiscal quarter of the Company, to be less than 3.00 to 1.00.

Section 6.10        [Reserved].

Section 6.11        [Reserved].

Section 6.12        [Reserved].

Section 6.13        Priority Debt.

The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, (a) the aggregate amount of Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1(o) would not exceed 10% of Adjusted Net Worth and (b) the aggregate amount of all Consolidated Priority Debt would not exceed 20% of Adjusted Net Worth.

ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1          Events of Default.

“Event of Default” means any one of the following events:

(a)        default in the payment of any principal of any Advance or L/C Amount when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days; or

(b)        default in the performance, or breach, of (i) any covenant or agreement on the part of the Company contained in any of Sections 5.1(f), 5.3(b), 5.7 (as to the corporate existence of the Company), 5.8, 6.1 through 6.3, or 6.6 through 6.13, inclusive, or (ii) any covenant incorporated herein pursuant to Section 5.9 (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default so incorporated); or

(c)        default in the performance, or breach, of any covenant or agreement of the Borrowers in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied; or

(d)         any representation or warranty made by any Borrower in this Agreement or any other Loan Document or by any Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

(e)          any Loan Document or any material provision thereof shall for any reason cease to be valid and binding on any Borrower party thereto or any Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms; or

(f)          a default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $25,000,000; or

(g)          a default (other than a default described in Section 7.1(f)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $25,000,000; provided, further, that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or

(h)          the Company or any Material Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Material Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Material Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Material Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Material Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Material Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy; or

(i)         a petition shall be filed by the Company or any Material Subsidiary under the United States Bankruptcy Code naming the Company or that Material Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Material Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Material Subsidiary as debtor; or

(j)           a Change of Control shall occur with respect to the Company; or

(k)        the rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $10,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or

(l)         any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $20,000,000 or resulted in the imposition of a Lien; or the Pension Benefit Guaranty Corporation shall have instituted proceedings under Section 4042 of ERISA to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $20,000,000 or in the imposition of a Lien, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $20,000,000 in respect of any Multiemployer Plan; or the Company or any Subsidiary shall have incurred any liability under Title IV of ERISA, in excess of $20,000,000 with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or resulting in the imposition of a Lien; or any Reportable Event which could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $20,000,000 or result in the imposition of a Lien, shall have occurred and be continuing 30 days after Company becomes aware of its occurrence; provided that no Event of Default shall be deemed to have occurred under this paragraph unless such event or events describe in this paragraph (either individually or together) with any other such event or events, could reasonably be expected to result in either a Material Adverse Change or in the imposition of a Lien; or

(m)        any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets of the Company and its Subsidiaries; or

(n)          failure of the Borrowers to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Revolving Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.

Section 7.2          Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a)        The Administrative Agent may, by notice to the Company, declare the Revolving Commitments, the Swing Line Lender’s commitment under Section 2.20 and the Issuing Bank’s commitment under Section 2.7 to be terminated, whereupon the same shall forthwith terminate.

(b)         The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

(c)          If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Company, require the Borrowers to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account). Such funds shall be deposited (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

(d)       The Lenders may, without notice to the Borrowers and without further action, apply any and all money owing by any Lender to any Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrowers hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of Section 8.4.

(e)        The Administrative Agent may exercise and enforce all rights and remedies available to it in respect of the Cash Collateral Account.

(f)        The Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(i) (whether or not such Event of Default also arises under Section 7.1(h)), the Revolving Commitments (including the Swing Line Lender’s commitment under Section 2.20 and the Issuing Bank’s commitment under Section 2.7) shall terminate and the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3          Pledge of Cash Collateral Account.

The Borrowers hereby pledge, and grant the Administrative Agent, as agent for the Lenders, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations, specifically including the Borrowers’ obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Company, the Administrative Agent shall permit the Borrowers to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (a) the Excess Balance, or (b) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Administrative Agent shall, upon the request of the Company, apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (i) after the fifth Business Day preceding the Revolving Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (ii) prior to the fifth Business Day preceding the Revolving Commitment Termination Date, the balance of the Cash Collateral Account. The Administrative Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrowers shall have no right to withdraw the funds maintained in the Cash Collateral Account.

Section 7.4          Crediting of Payments and Proceeds.

In the event that the Obligations have been accelerated pursuant to Section 7.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations having been accelerated and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swing Line Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Bank and the Swing Line Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and outstanding L/C Amounts (ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and unpaid L/C Amounts (ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any Letter of Credit Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1          Authorization.

Each Lender, the holder of each Note and the Issuing Bank irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

Section 8.2          Distribution of Payments and Proceeds.

(a)        After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(e) and facility fees payable under Section 2.8 that are received by the Administrative Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrowers. If the Administrative Agent fails to receive any such anticipated payment from the Borrowers, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrowers, together with interest for each day on such amount until so refunded at a rate equal to the Overnight Bank Funding Rate for each such date.

(b)        Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing or other Advance or purchase its participation in a Swing Line Advance or in a Letter of Credit as required hereunder, or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3          Expenses.

All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).  If the Administrative Agent does not receive payments, collections or proceeds from the Borrowers or their properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (a) such costs, expenses, damages and liabilities, and (b) such payments, collections and proceeds.

Section 8.4          Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advance other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon). The provisions of this Section 8.4 shall not be construed to apply to (a) any payment made pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Swing Line Advances and Letters of Credit to any assignee or participant, other than to the Company or any of its Subsidiaries (as to which the provisions of this Section 8.4 shall apply).

Section 8.5          Indemnification.

The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 8.6          Exculpation.

(a)         The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any other Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any other Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters or upon the satisfaction of any condition set forth in Section 3.1, 3.2 or 3.3 (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent pursuant to thereto), or to make any inquiry concerning the performance by the Borrowers or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of PNC Bank as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, PNC Bank in its individual capacity.

(b)         The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 8.7          Administrative Agent and Affiliates.

The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrowers as fully as if the Administrative Agent were not the Administrative Agent hereunder.

Section 8.8          Credit Investigation.

Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Revolving Commitment been granted and the Advances made directly by such Lender to the Borrowers without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or any other Borrower or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9          Resignation.

The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.

Any resignation by PNC Bank as the Administrative Agent pursuant to this Section 8.9 shall also constitute its resignation as the Issuing Bank and the Swing Line Lender.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, and the Swing Line Lender, (b) the resigning Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 8.10        Disclosure of Information.

The Lender Parties shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information: (a) to the Administrative Agent or any other Lender; (b) to any Affiliate of any Lender in connection with the transactions contemplated hereby; provided that such Affiliate has been informed of the confidential nature of such information; (c) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (d) to any regulatory body having jurisdiction over any Lender or the Administrative Agent (including in connection with a pledge or assignment permitted by Section 9.8(f)); (e) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (f) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (iii) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (g) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (h) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; (i) in connection with any potential assignment or participation in the interest granted hereunder; provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 8.10; (j) for the purpose of establishing a “due diligence” defense; (k) on a confidential basis to (i) any rating agency in connection with rating Company or its Subsidiaries or the credit facility established pursuant hereto or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established pursuant hereto; and (l) consisting of deal terms (other than fees) and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents.  Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

Section 8.11        Titles.

The Persons identified on the title page as “Joint Book Runners”, “Joint Lead Arrangers”, “Syndication Agent”, and “Co-Documentation Agents” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

Section 8.12        Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement; (iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 8.13        Erroneous Payments.

(a)         Each Lender and the Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or the Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or the Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or the Issuing Bank (whether or not known to such Lender or the Issuing Bank) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (B) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (C) that such Lender or the Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (a)(i) and (a)(ii) above, whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender or the Issuing Bank, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or the Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b)       Without limiting Section 8.13(a), each Lender and the Issuing Bank agrees that, in the case of Section 8.13(a)(ii), it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either Section 8.13(a)(i) or (a)(ii) upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or the Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)          Each Borrower hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or the Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or the Issuing Bank with respect to such amount, (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender, the Issuing Bank, or any other Lender Party, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(d)         Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX
MISCELLANEOUS

Section 9.1          No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2          Designation of Designated Subsidiaries.

At any time and from time to time, the Company may designate any Eligible Subsidiary as a “Designated Subsidiary” by delivering to the Administrative Agent a Designation Letter, duly executed by the Company and such Eligible Subsidiary. Upon receipt of such Designation Letter by the Administrative Agent, and approval of the Administrative Agent if required to confirm that the applicable Subsidiary is an Eligible Subsidiary, such Eligible Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of such Eligible Subsidiary. The Company’s designation of an Eligible Subsidiary as such shall be irrevocable, and no Subsidiary shall cease to be a Designated Subsidiary without the prior written consent of the Required Lenders (and, in any event, no Eligible Subsidiary shall cease to be a Designated Subsidiary unless all of its non-contingent Obligations have been paid in full).  Upon request of any Lender, each Designated Subsidiary shall execute any Revolving Note delivered hereunder, but the failure of the Borrowers other than the Company to execute such Revolving Note shall not diminish the liability of any Borrower with respect to the indebtedness evidenced thereby.

Section 9.3          Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:

(a)         No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):

(i)          increase the Revolving Commitment of any Lender or extend the Revolving Commitment Termination Date;

(ii)         permit any Borrower to assign its rights under this Agreement;

(iii)       amend this Section 9.3, the definition of “Required Lenders”, or any provision herein providing for consent or other action by all Lenders (including the requirements in the definitions of “Alternative Currency” and “Eligible Subsidiary” that specified matters be acceptable to or approved by all Lenders);

(iv)       forgive any indebtedness of any Borrower arising under this Agreement or any L/C Application or evidenced by the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes; provided that only the consent of the Required Lenders shall be necessary to (A) waive any obligation of the Borrowers to pay interest at the rate specified in Section 2.6 and (B) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fees charged under this Agreement or the Notes;

(v)        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to any Lender Party hereunder or under any other Loan Document;

(vi)        amend Section 2.10(c), 2.11(a), 7.4 or 8.2(a) in a manner that would alter the pro rata sharing required thereby;

(vii)       release the Company from its obligations under the Guaranty; or

(viii)      subordinate the Obligations in right of payment to any other indebtedness or other obligations.

(b)         No amendment, waiver or consent shall affect the rights or duties of (i) the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent, (ii) the Issuing Bank under this Agreement or any other Loan Document unless in writing and signed by the Issuing Bank, or (iii) the Swing Line Lender under this Agreement or any other Loan Document unless in writing and signed by the Swing Line Lender.

(c)         No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of any Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless that Borrower shall have consented thereto in writing.

(d)         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any consent right hereunder or any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased nor may its Revolving Commitment (or the maturity of its Advances) be extended, nor may the principal of its Advances or amount or interest on its outstanding Advances be reduced, without the consent of such Lender.

(e)         Notwithstanding anything in this Agreement to the contrary: (i) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 9.3) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.22 (including, as applicable, (A) to permit the Incremental Lenders to share ratably in the benefits of this Agreement and the other Loan Documents and (B) to include the Incremental Commitments, or outstanding Incremental Advances, in any determination of (1) Required Lenders, as applicable or (2) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Commitment or any increase in any Lender’s Percentage, in each case, without the written consent of such affected Lender; (ii) no amendment or amendment and restatement of this Agreement shall require the consent of any Lender (A) which, immediately after giving effect to such amendment or amendment and restatement, shall have no Revolving Commitment and (B) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing signed only by the parties to the Fee Letter; (iv) any L/C Application or reimbursement agreement may be amended, or rights or privileges thereunder waived, in a writing signed only by the parties thereto; (v) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.23; (vi)(A) the Administrative Agent (and, if applicable, the Company) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.18(k) in accordance with the terms of Section 2.18(k); and (B) in connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that the Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark; (vii) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents in accordance with Section 5.9; and (viii) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.

Section 9.4          Notices.

(a)         Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Schedule 9.4; or, in the case of any Lender, in such Lender’s Administrative Questionnaire; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (A) the date received if delivered personally, (B) five Business Days after the date of posting, if delivered by mail, (C) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (D) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender. Notice given by any Lender Party to the Company at the address and/or telecopier number determined as set forth in this Section shall be deemed sufficient as to all Borrowers, regardless of whether the other Borrowers are sent separate copies of such notice or even specifically identified in such notice. The Company shall be deemed to be authorized to provide any communication hereunder (including but not limited to requests for Advances and requests regarding interest rates under Section 2.3) on behalf of any Borrower.

(b)       Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by any Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on the Platform. The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Section 9.5          Costs and Expenses.

The Company agrees to pay on demand (a) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (b) all costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent, the Issuing Bank or such Lender by in-house counsel. The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender Parties.

Section 9.6          Indemnification by Borrowers.

Each Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee (a) in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder or (b) in connection with or arising out of any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Company or any Subsidiary or any claim that any Environmental Law has been breached with respect to any activity or property of the Company or any Subsidiary except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 9.6 shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrowers shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.7          Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 9.8          Binding Effect, Assignment and Participations.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.8(b), (ii) by way of participation in accordance with the provisions of Section 9.8(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.8(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.8(d) and, to the extent expressly contemplated hereby, Indemnitees and Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)       In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B)        In any case not described in Section 9.8(b)(i)(A), the aggregate amount of the Revolving Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Revolving Commitments are not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day.

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Revolving Commitment assigned (it being understood that assignments may be made non-ratably).

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.8(b)(i)(B) and, in addition:

(A)       the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)        the consents of the Issuing Bank and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment of Swing Line Advances.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. On or prior to the effective date of each assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. No such surrender or cancellation shall reduce, affect or impair the obligation of the Borrowers assigned to the assignee nor limit the Borrowers’ obligation to provide a new Note or Notes to the assignee pursuant to Section 2.1.

(v)        No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 9.8(b)(v) or Section 9.8(b)(vi).

(vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)      Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (other than obligations under Sections 2.17(e) and (h)) (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, 9.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.8(d).

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina or such other office as may be determined by the Administrative Agent, a copy of each Assignment and Assumption and each Lender agreement (delivered pursuant to Section 2.22) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, in accordance with applicable law, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Company or any of the Company’s Affiliates or Subsidiaries, or any Defaulting Lender or any of its subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Bank, the Swing Line Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  Subject to Section 9.8(e), the Borrowers agree that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.15 as though it were a Lender; provided that such Participant agrees to be subject to Section 8.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17 as though it were a Lender (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender).

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 9.8(f) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.9          Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10        Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.11        Consent to Jurisdiction.

Each party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document shall be brought in a court of record in New York County in the State of New York or in the courts of the United States located in such State (provided that the foregoing shall not affect any right that the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction), (b) consents to the jurisdiction of each such court in any suit, action or proceeding, (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.12        Waiver of Jury Trial.

THE BORROWERS AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.13        Integration; Effectiveness; Electronic Execution.

(a)        Integration; Effectiveness. This Agreement, the other Loan Documents (including the Fee Letter) and any other fee letter entered into in connection with this Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)        Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this Section 9.13(b) may include use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into .pdf), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.14        Recalculation of Covenants Following Accounting Practices Change.

The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants and other provisions hereof necessary to reflect the effects of such Accounting Practices Change.

Section 9.15        Right of Set Off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Line Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Line Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swing Line Lender, irrespective of whether or not such Lender, the Issuing Bank or the Swing Line Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank or the Swing Line Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank, the Swing Line Lender and their respective Affiliates under this Section 9.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swing Line Lender or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swing Line Lender agree to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.16        Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.17        Non-Liability of Lenders.

The relationship between the Borrowers on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent, any Lender nor the Issuing Bank undertakes any responsibility to any Borrower to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. The Borrowers agree that neither the Administrative Agent, any Lender nor the Issuing Bank shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (a) the gross negligence or willful misconduct of the party from which recovery is sought or (b) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.18        Customer Identification – USA Patriot Act Notice.

The Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow each Lender to identify each Borrower in accordance with the Patriot Act and all applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.19        Defaulting Lender Cure.

If the Company, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with their respective Revolving Commitments (without giving effect to Section 2.7(j)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 9.20        Designated Lenders.

Each of the Administrative Agent, the Issuing Bank and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

Section 9.21        Existing Credit Agreement Matters.

The Lenders hereunder which are “Lenders” under the Existing Credit Agreement (which Lenders constitute the “Required Lenders” under the Existing Credit Agreement) hereby waive the requirement set forth in Section 2.11 of the Existing Credit Agreement that notice of prepayments of certain “Advances” be given a specified number of “Business Days” in advance. The Company and such Lenders agree that upon the effectiveness of this Agreement, all such notice requirements shall be deemed satisfied.

Section 9.22        Amendment and Restatement of Existing Credit Agreement.

Upon the Effective Date, the Existing Credit Agreement shall be amended and restated by this Agreement; provided that the obligation to repay the loans and advances arising under the Existing Credit Agreement shall continue in full force and effect but shall now be governed by the terms of this Agreement and the other Loan Documents.

Section 9.23        Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.25        Successor Administrative Agent.

Each Lender hereby consents to and approves the terms of the Successor Agency Agreement, the form of which has been provided to the Lenders.  By execution hereof, the Lenders acknowledge and agree to the terms of the Successor Agency Agreement and further authorize and direct Wells Fargo Bank and the Administrative Agent to enter into the Successor Agency Agreement, hereby consent to, simultaneously with the entry into of this Agreement, the resignation of Wells Fargo Bank as the administrative agent under the Existing Credit Agreement and the appointment of PNC Bank as the Administrative Agent, and hereby waive any requirement under the Existing Credit Agreement that Wells Fargo Bank provide prior notice of such resignation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized signatories to execute and deliver this Credit Agreement as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION,
a Wisconsin corporation

By:	/s/ Tobin Tornehl
Name: Tobin Tornehl
Title: Vice President and Chief Financial Officer

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, Issuing Bank and Swing Line Lender

By:	/s/ Matthew Schmaling
Name: Matthew Schmaling
Title: Managing Director

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph Plantier
Name: Joseph Plantier
Title: Assistant Vice President

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Katherine L. Plotner
Name: Katherine L. Plotner
Title: Senior Vice President

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Phillip A. Gantz
Name: Phillip A. Gantz
Title: Executive Director

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

ING BANK N.V., DUBLIN BRANCH,
as a Lender

By:	/s/ Louise Gough
Name: Louise Gough
Title: Director

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ Megan Hand
Name: Megan Hand
Title: Authorized Signatory

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

COBANK, ACB,
as a Lender

By:	/s/ Jasmeet Minhas
Name: Jasmeet Minhas
Title: VP - Lead RM – CABG

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

SENSIENT TECHNOLOGIES CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

Exhibit A

REVOLVING COMMITMENT AMOUNTS AND PERCENTAGES

Lender	Revolving Commitment	Revolving Commitment Percentage

PNC Bank, National Association	$100,000,000	25.000000000%
Bank of America, N.A.	$85,000,000	21.250000000%
Wells Fargo Bank, National Association	$65,000,000	16.250000000%
ING Bank N.V., Dublin Branch	$65,000,000	16.250000000%
Citibank, N.A.	$30,000,000	7.500000000%
CoBank, ACB	$30,000,000	7.500000000%
HSBC Bank USA, National Association	$25,000,000	6.250000000%
TOTAL	$400,000,000	100.000000000%